SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant: ☒         Filed by a Party other than the Registrant: ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Lindsay Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held:

Where:

As a Virtual Meeting at www.virtualshareholder
meeting.com/LNN2025

When:

Wednesday, January 8, 2025, at 8:30 a.m., Central
Standard Time

ITEMS OF BUSINESS

1.  Elect three (3) directors for terms ending at the Fiscal 2028 Annual Meeting of Stockholders.

2.  Approve the Lindsay Corporation 2025 Long-Term Incentive Plan.

3.  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2025.

4.  Take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

5.  Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By Internet By Telephone By Proxy Card

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

To access and participate in the Annual Meeting, you will need the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” You will be able to attend, vote and submit questions virtually during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNN2025. There will be no physical Annual Meeting location for stockholders to attend. You may begin to log in to the meeting platform at 8:20 a.m., Central Standard Time, on January 8, 2025, and the Annual Meeting will begin promptly at 8:30 a.m., Central Standard Time.

Only stockholders holding shares of the Company’s common stock of record at the close of business on November 12, 2024 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the virtual Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually.

By Order of the Board of Directors

/S/ ERIC R. ARNESON

Eric R. Arneson, Secretary

Omaha, Nebraska

November 20, 2024

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be Held on January 8, 2025. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.proxyvote.com.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 and this Proxy Statement.

Voting Items

	Board Recommendation	Page

Proposal 1 – Election of three (3) directors	FOR all nominees	3

Proposal 2 – Approval of the Lindsay Corporation 2025 Long-Term Incentive Plan	FOR	38

Proposal 3 – Ratification of appointment of independent registered public accounting firm for fiscal 2025	FOR	45

Proposal 4 – Advisory vote on executive compensation	FOR	46

Virtual Annual Meeting

Again this year, the Company will be conducting a virtual Annual Meeting of Stockholders via a live webcast. The Company has been pleased with its use of this technology for recent Annual Meetings and continues to believe that hosting a virtual Annual Meeting enables increased stockholder attendance and participation while reducing the costs of holding the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/LNN2025 and logging in with the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” If you have difficulties during the check-in time or during the Annual Meeting, technicians will be ready to assist you with any difficulties you may encounter. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform’s log-in page. The Company will endeavor to address as many stockholder-submitted questions as time permits that comply with the Annual Meeting’s rules of conduct. The Company reserves the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to proposals or the Company’s business. If substantially repetitious questions are submitted, such questions may be grouped together and a single response may be provided to avoid repetition in the interest of time and fairness to all stockholders.

Fiscal 2024 Highlights

Fiscal 2024 marked a year of significant achievements for the Company, in which the Company’s steady execution and commitment to solid operating performance helped to overcome weaker agriculture fundamentals that impacted its irrigation business. In the face of a challenging market environment, the Company’s valued employees, dealers, and distributors executed at a high level, both operationally and strategically, helping position the Company for continued success and growth. The Company’s performance supported its ability to deliver large-scale solutions, expand strategic partnerships, and fuel investments in innovation, while empowering its employees, dealers, and distributors to further the Company’s clear and compelling mission: to provide powerful irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world.

Key highlights from fiscal 2024 include:

•	Significant Commercial Achievements.

•	The Company secured a landmark multi-year irrigation supply agreement in the Middle East and North Africa (“MENA”) region. The Company’s agreement to provide ZimmaticTM irrigation

i

PROXY STATEMENT SUMMARY

systems and FieldNETTM remote management and scheduling technology, valued at over $100 million in revenue, is the largest project in the Company’s history and showcases the Company’s ability to support localized food production in the MENA region and to execute large-scale, complex projects that address the critical needs of customers.

•

Solid sales revenues and increased lease revenues for the Company’s Road Zipper SystemTM helped provide meaningful margin expansion courtesy of the Company’s infrastructure business. Infrastructure revenues increased by over $5 million, or 6%, compared to fiscal 2023. Solid Road Zipper System sales revenues, along with increased lease revenues, resulted in a more favorable margin mix of revenues for our infrastructure business, with infrastructure operating income increasing by 57% on a year-over-year basis.

•	Commitments to Growth and Innovation.

•

The Company announced plans to invest over $50 million to modernize and expand its largest global manufacturing facility in Lindsay, Nebraska. This investment, the largest in the Company’s history, aims to improve operating efficiency, enhance product quality, increase adaptability and responsiveness to cyclical market needs, address labor availability challenges, and achieve best-in-class performance and service.

•

The Company agreed to acquire a minority interest in its strategic partner Pessl Instruments. By entering into an agreement to acquire a minority interest in Pessl Instruments, a leading global provider of advanced agricultural technology solutions, the Company strengthened its previously existing strategic partnership with Pessl and showed its commitment to accelerating integrated innovations in water management, increasing global reach and providing new, valued solutions to conserve natural resources and expand growers’ potential globally. The agreement also provides the Company with an option to acquire the remainder of Pessl Instruments at a later date.

•

The Company enhanced its FieldNET AdvisorTM precision irrigation management system. With an array of upgrades and new product enhancements to the additional data now available through new enhancements, growers have an even more powerful tool to help reduce input costs, to conserve valuable resources, and to apply the precise amount of water needed for healthier crops and higher yields.

•

The Company celebrated the first installation of its TAU-XRTM Xpress Repair Crash Cushion. This latest innovation in Lindsay Transportation Solutions’ lineup of crash cushion systems reflects the Company’s unwavering commitment to advancing technologies that safeguard lives and improve roadway efficiency.

•	Delivering for Our Stockholders.

•

The Company utilized its strong balance sheet to deliver immediate returns to its stockholders while funding growth initiatives and other long-term stockholder value creation opportunities. The Company’s operating performance, along with effective working capital management, resulted in free cash flow generation that exceeded net earnings for the second consecutive year. The Company increased its quarterly stock dividend by three percent, committing to a new annual indicated rate of $1.44 per share of common stock. The Company also executed $22.5 million in opportunistic share repurchases. The Company’s strong balance sheet enables the Company to deliver such immediate returns to stockholders while continuing to allocate capital to high-value organic and inorganic investments aimed at fortifying the Company’s position as a market leader in its core segments.

•	Prioritizing Our Employees.

•

The Company prioritized employee engagement and safety. The Company hosted two global employee meetings from its facilities in Turkey and South Africa. The Company launched the “One Lindsay Voices” initiative at its South Africa facility, providing structured programs for employees to provide input on key action items and to participate in thoughtful roundtable discussions with senior leadership. The Company was proud to be voted as a “Great Place to Work in Brazil” for the second year in a row. The Company also reported a meaningful decrease in global safety incidents in fiscal 2024.

ii

PROXY STATEMENT FOR FISCAL 2025 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement for

Fiscal 2025 Annual Meeting of

Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast on Wednesday, January 8, 2025, at the time, on the website and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on November 12, 2024 are entitled to vote at the virtual Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the virtual Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 18135 Burke Street, Suite 100, Omaha, Nebraska 68022.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about November 20, 2024.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

As of November 12, 2024 (the “Record Date”), there were 10,856,112 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The table below sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.7% of the total shares outstanding on the Record Date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. The table below also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) with respect to the Company’s common stock.

PROXY STATEMENT FOR FISCAL 2025 ANNUAL MEETING OF STOCKHOLDERS

Beneficial ownership of the Company’s common stock is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that will be settled into shares of common stock within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person, but such shares are not actually outstanding and may not be voted at the Annual Meeting.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Executive Officers, Directors, and Director Nominees

Robert E. Brunner, Director and Chairperson of the Board	9,919(2)	*

Michael N. Christodolou, Director	13,803	*

Pablo Di Si, Director	3,322(3)	*

Ibrahim Gokcen, Director	2,714	*

Mary A. Lindsey, Director	4,789(2)	*

Consuelo E. Madere, Director	5,649(2)	*

David B. Rayburn, Director	8,780	*

Randy A. Wood, Director, President and Chief Executive Officer	68,709(4)	*

Brian L. Ketcham, Senior Vice President and Chief Financial Officer	36,133(4)	*

Gustavo E. Oberto, President—Irrigation	11,501(4)	*

J. Scott Marion, President—Infrastructure	15,428(4)	*

All current executive officers and directors as a group (11 persons)	180,747(4)	1.7%
Other Stockholders

BlackRock, Inc.(5)	1,895,086	16.9%

The Vanguard Group(6)	1,279,819	11.8%

Neuberger Berman Group LLC(7)	815,299	7.5%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.

(2)

Includes 1,575 restricted stock units that have vested but have been deferred pursuant to an election permitted by the Lindsay Corporation Directors Nonqualified Deferred Compensation Plan. The director shall have no voting rights with respect to the shares associated with such deferred restricted stock units while they remain deferred.

(3)

Includes 2,682 restricted stock units that have vested but have been deferred pursuant to an election permitted by the Lindsay Corporation Directors Nonqualified Deferred Compensation Plan. The director shall have no voting rights with respect to the shares associated with such deferred restricted stock units while they remain deferred.

(4)

Includes 42,934; 23,402; 7,309; 9,622; and 83,267 shares which may be acquired currently or within 60 days of the Record Date pursuant to the exercise of options by Messrs. Wood, Ketcham, Oberto, Marion, and the current executive officers and directors as a group, respectively.

(5)	The address for this stockholder is 50 Hudson Yards, New York, New York 10001.

(6)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)	The address for this stockholder is 1290 Avenue of the Americas, New York, New York 10104.

PROPOSAL 1 ELECTION OF DIRECTORS

Proposal 1 Election of Directors

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Pablo Di Si, Mary A. Lindsey, and Consuelo E. Madere to serve as directors for terms ending at the Fiscal 2028 Annual Meeting.

Mr. Di Si, Ms. Lindsey, and Ms. Madere are current directors of the Company serving for terms that will expire as of the date of the Annual Meeting. Each of Mr. Di Si, Ms. Lindsey, and Ms. Madere has expressed an intention to serve, if elected. The Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Mr. Di Si, Ms. Lindsey, or Ms. Madere, on the one hand, and any other person, on the other hand, pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If Mr. Di Si, Ms. Lindsey, or Ms. Madere is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors. Proxies cannot be voted for a greater number of persons than the three director nominees named in this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION

OF MR. DI SI, MS. LINDSEY, AND MS. MADERE AS DIRECTORS OF THE COMPANY WITH

TERMS ENDING AT THE FISCAL 2028 ANNUAL MEETING.

PROPOSAL 1 ELECTION OF DIRECTORS

Board of Directors and Committees

The following sets forth certain information regarding the directors and director nominees of the Company, including the three persons who have been nominated to serve for new terms expiring at the Fiscal 2028 Annual Meeting. Information is also provided concerning each director’s and director nominee’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of the non-employee directors, Messrs. Brunner, Christodolou, Di Si, Gokcen and Rayburn and Mses. Lindsey and Madere, are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

Director Qualifications, Skills, and Background

The following matrix highlights the Board of Directors’ broad range of qualifications, skills, and perspectives, producing a balanced and well-informed mix that facilitates the Board’s oversight of management and the Board’s ability to address the Company’s strategic opportunities and risks.

The matrix sets forth the primary factors which the Board of Directors believes are important to the Company’s business and industry and which the Corporate Governance and Nominating Committee considers in connection with identifying and recommending nominees to serve as directors. While marked qualifications, skills, and experiences indicate strong expertise or experience in the applicable category or categories, the matrix does not encompass all of the directors’ abilities.

The matrix also presents additional information regarding each director and director nominee’s background attributes. With an average age of 61 (with ages ranging from 46 to 76) and an average tenure of 9 years of service on the Board of Directors (with tenures ranging from 3 years to 25 years), each director brings a unique viewpoint as evidenced in part in the matrix below. While certain diversity characteristics, such as gender, race, and ethnicity, are important factors considered by the Corporate Governance and Nominating Committee when identifying, reviewing, and recommending nominees to serve as directors, neither the Board of Directors nor the Corporate Governance and Nominating Committee have a formal policy with regard to consideration of such factors. Directors, nominees, and prospective nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability, or any other basis prescribed by law.

	Brunner	Christodolou	Gokcen	Lindsey	Madere	Di Si	Rayburn	Wood

Qualifications, Skills, & Experience

Ag/Infrastructure/Energy Industry Experience		●	●		●	●		●

Global Business Experience	●		●	●	●	●	●	●

Public Company Senior Executive Leadership	●		●	●	●	●	●	●

Financial/Capital Markets	●	●		●		●

Innovation/Technology	●		●		●	●	●	●

Corporate Governance/Risk/Legal/Regulatory	●	●		●	●		●

Operations/Manufacturing/Supply Chain	●				●	●	●

Strategy	●		●		●	●	●	●

M&A	●	●		●		●	●

Cybersecurity			●

HR/Talent Management	●				●		●

Public Board	●	●		●	●		●

Background

Age	67	62	46	69	64	55	76	52

Board Tenure	11	25	4	6	7	3	10	4

Gender	M	M	M	F	F	M	M	M

Non-U.S. or Dual Citizenship			●			●		●

Race/Ethnicity

White/Caucasian	●	●		●			●	●

Hispanic/Latin American					●	●

Middle Eastern			●

PROPOSAL 1 ELECTION OF DIRECTORS

NOMINEES FOR ELECTION – Terms to expire at the Fiscal 2028 Annual Meeting

Pablo Di Si

Age: 55

Director Since: 2022

Independent

Key skills and experience

•  International operations

•  Business management and development

•  Knowledge of corporate finance, taxation and accounting

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee Other Current Directorships • Copersucar • JHSF Participações, S.A. and JHSF International

Pablo Di Si, age 55, is the former President and Chief Executive Officer of Volkswagen Group of America and the former Chief Executive Officer of Volkswagen North American Region. Mr. Di Si joined Volkswagen, a multinational automotive manufacturing company, in 2014 as Chief Operating Officer and Chief Financial Officer of Argentina and was subsequently appointed as President and Chief Executive Officer of Argentina in 2016 and as President and Chief Executive Officer of Latin America in 2017. Mr. Di Si then served as President and Chief Executive Officer of Volkswagen Group of America and Chief Executive Officer of Volkswagen North American Region from 2022 to 2024. Prior to joining Volkswagen, Mr. Di Si held various key positions in finance, business development, and project management with CNH Global, Fiat Industrial S.p.A., Kimberly-Clark Corporation, Monsanto, and Abbott Laboratories. Since 2021, Mr. Di Si has served as a member of the Board of Directors of Copersucar, a global trader of sugar and ethanol. Since 2023, Mr. Di Si has served as an independent member of the Boards of Directors of JHSF Participações (Brazil’s Bovespa “JHSF”) and its parent company JHSF International. JHSF is a Brazilian luxury real estate and hotel conglomerate. Since 2023, Mr. Di Si has served as Chairman of Autos Drive America, a trade association that represents international automakers with presences in the United States. Mr. Di Si has completed the Managing Efficient Boards program at Harvard University and the CEO Global Program at Wharton, IESE and CEIBS Business School. Mr. Di Si has been a director of the Company since 2022 and he is also a member of the Company’s Audit Committee and the Company’s Human Resources and Compensation Committee. Mr. Di Si’s experience in international operations and business management and development, as well as his knowledge of corporate finance, taxation and accounting, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Di Si an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Mary A. Lindsey

Age: 69

Director Since: 2018

Independent

Key skills and experience

•  Investor relations

•  International and domestic M&A

•  Knowledge of corporate finance, capital and debt markets, taxation and accounting

•  Legal experience

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (Chair; financial expert)

•  Corporate Governance and Nominating Committee

Other Current Directorships

•  Methode Electronics, Inc.

•  Orion Engineered Carbons S.A.

Mary A. Lindsey, age 69, is the retired Senior Vice President and Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. Ms. Lindsey joined Commercial Metals Company in September 2009 as Vice President-Tax. She was subsequently appointed Commercial Metals Company’s Vice President-Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016, and Senior Vice President and Chief Financial Officer in September 2017. In connection with Ms. Lindsey’s planned retirement from Commercial Metals Company, Ms. Lindsey stepped down as Senior Vice President and Chief Financial Officer in August 2019. Prior to joining Commercial Metals Company, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, from March 2006 to September 2009, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker & Hostetler LLP, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company, a global manufacturer of bearings, transmissions, gearboxes, and related components, from January 1985 to January 2005. Since 2020, Ms. Lindsey has served as a member of the Boards of Directors and the Audit Committees of Methode Electronics, Inc. and Orion Engineered Carbons S.A. Ms. Lindsey serves as the Chair of the Audit Committee of Methode Electronics, Inc. Ms. Lindsey has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Audit Committee and as a member of the Company’s Corporate Governance and Nominating Committee. Ms. Lindsey’s experience in investor relations and international M&A, as well as her knowledge of corporate finance, taxation and accounting, provide her with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Ms. Lindsey an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that she qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

Consuelo E. Madere

Age: 64

Director Since: 2018

Independent

Key skills and experience

•  Global ag industry experience

•  Management consulting and executive coaching

•  Domestic and global experience spanning manufacturing, strategy, technology, business development, profit and loss responsibility, and general management

•  Public company director experience

Board Committee Membership • Corporate Governance and Nominating Committee (Chair) • Human Resources and Compensation Committee Other Current Directorships • Nutrien

Consuelo E. Madere, age 64, is the President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former executive officer of Monsanto Company, which during her tenure was a Fortune 500 company and a leading global provider of innovative, sustainable agricultural solutions. She retired from Monsanto in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the Chief Executive Officer’s executive leadership team. Ms. Madere currently serves as a member of the Board of Directors of Nutrien, a leading global crop inputs and services provider and a publicly traded Canadian company listed on the New York Stock Exchange. She currently chairs the Nominations and Governance Committee of the Nutrien Board and is a member of Nutrien’s Audit Committee. From 2018 to 2022, Ms. Madere served as a member of the Board of Directors of S&W Seed Company, a Nasdaq-listed agricultural seed company, where she chaired the Nominations and Governance Committee and was a member of the Compensation Committee. From 2014 to 2018, Ms. Madere served as a member of the Board of Directors of PotashCorp and was a member of its Audit Committee and its Safety, Health and Environment Committee. Ms. Madere is a NACD Board Leadership Fellow and holds a CERT certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University. Ms. Madere has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Human Resources and Compensation Committee. Ms. Madere’s 30-plus years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit and loss responsibility and general management, along with her service as a director of public companies, provide her with the relevant experience to serve on the Company’s Board of Directors.

DIRECTORS CONTINUING IN OFFICE

Robert E. Brunner

Age: 67

Director Since: 2013

Independent

Key skills and experience

•  Business management and development

•  International operations

•  Mergers and acquisitions

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Human Resources and Compensation Committee Other Current Directorships • Leggett & Platt, Inc. Current Board Term Ends • Fiscal 2027 Annual Meeting

Robert E. Brunner, age 67 (current term to expire at the Fiscal 2027 Annual Meeting), was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc., including general management, operations management and sales and marketing. Mr. Brunner currently serves as the Lead Director on the Board of Directors of Leggett & Platt, Inc., a publicly held diversified manufacturer of engineered components and products, where he also serves as a member of the Human Resources and Compensation Committee and the Nominating, Governance and Sustainability Committee. From 2012 to 2023, Mr. Brunner served on the Board of Directors of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis, where he served as a member of the Compensation Committee and the Governance Committee. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairperson of the Board of Directors and as a member of the Company’s Human Resources and Compensation Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

PROPOSAL 1 ELECTION OF DIRECTORS

Michael N. Christodolou

Age: 62

Director Since: 1999

Independent

Key skills and experience

•  Investment management

•  Corporate strategy

•  Capital allocation

•  Mergers and acquisitions

•  Capital markets

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Corporate Governance and Nominating Committee

Other Current Directorships

•  NETSTREIT Corp.

Current Board Term Ends

•  Fiscal 2026 Annual Meeting

Michael N. Christodolou, age 62 (current term to expire at the Fiscal 2026 Annual Meeting), is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. Since 2020, Mr. Christodolou has served as a member of the Board of Directors of NETSTREIT Corp., a publicly-traded REIT that acquires, owns, and manages single-tenant triple net lease e-commerce resistant retail commercial real estate, where he serves as Chair of the Audit Committee. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly-traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as a member of each of the Company’s Audit Committee and Corporate Governance and Nominating Committee. Mr. Christodolou has over 35 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital allocation, and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Ibrahim Gokcen Age: 46 Director Since: 2021 Independent Key skills and experience • Artificial intelligence • Machine learning • Industrial internet of things • NACD Directorship CertifiedTM	Board Committee Membership • Audit Committee • Corporate Governance and Nominating Committee Other Current Directorships • PNO Current Board Term Ends • Fiscal 2026 Annual Meeting

Ibrahim Gokcen, age 46 (current term to expire at the Fiscal 2026 Annual Meeting), has served as the Chief Data & Analytics Officer for Aon plc, a leading global professional services firm providing advice and solutions in risk, retirement and health, since May 2023. From October 2020 until he joined Aon in May 2023, Mr. Gokcen was the Founder and Managing Partner of Velocis Digital LLC, an interim executive services and management and execution consulting firm. From 2021 to 2023, Mr. Gokcen was also Strategic Advisor for NEO Holdings International, LLC, a blockchain company focused on transforming commodity trading for which he also previously served as Chief Technology Officer during 2021. Mr. Gokcen was the President and Chief Revenue Officer for Open Insights LLC, a data advisory and services company, during 2021. Prior to that, Mr. Gokcen was the Senior Vice President and Digital Chief Technology Officer for Schneider Electric, an energy management and automation company, from 2018 to 2020. Prior to that, Mr. Gokcen served as the Chief Digital Officer for A.P. Moller Maersk, an integrated transport and logistics company, from 2016 to 2018. Mr. Gokcen also previously held senior product, information technology, and research and development leadership roles at General Electric. Mr. Gokcen is NACD Directorship CertifiedTM. Mr. Gokcen currently serves as an independent director for PNO, a company with the Nordics’ largest range of short and long-term trailer rentals. Mr. Gokcen also serves as a member of the Board of Trustees of AnitaB.org, an organization that helps women and nonbinary people succeed in technology. From 2018 to 2023, Mr. Gokcen served as an independent director for Maersk Tankers, a service company that provides commercial management solutions for shipowners in the tanker industry. From 2020 to 2023, Mr. Gokcen served as an independent director for ZeroNorth, a maritime technology company. Mr. Gokcen has been a director of the Company since 2021 and currently serves as a member of the Company’s Audit Committee and the Company’s Corporate Governance and Nominating Committee. Mr. Gokcen’s strong background in international markets and transforming businesses in a number of industries with technology provides him with the relevant experience to serve on the Company’s Board of Directors.

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David B. Rayburn

Age: 76

Director Since: 2014

Independent

Key skills and experience

•  Manufacturing

•  International markets

•  M&A

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Human Resources and Compensation Committee (Chair)

Other Current Directorships

•  None

Current Board Term Ends

•  Fiscal 2026 Annual Meeting

David B. Rayburn, age 76 (current term to expire at the Fiscal 2026 Annual Meeting), is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn previously served on the Board of Directors of Twin Disc, Inc. from 2000 to 2022, on the Board of Directors of Creative Foam Corporation from 2009 to 2017, on the Board of Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also Chairperson of the Company’s Human Resources and Compensation Committee and a member of the Company’s Audit Committee. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Randy A. Wood Age: 52 Director Since: 2021 Key skills and experience • Experience in leading domestic and international irrigation businesses • Building capabilities through innovation and technology	Board Committee Membership • None Other Current Directorships • None Current Board Term Ends • Fiscal 2027 Annual Meeting

Randy A. Wood, age 52 (current term to expire at the Fiscal 2027 Annual Meeting), is President and Chief Executive Officer of the Company and has held such position since January 2021. Mr. Wood has also been a director of the Company since January 2021 and he is the only executive officer of the Company serving on the Board of Directors. Between September 2020 and December 2020, Mr. Wood served as Chief Operating Officer of the Company. Between May 2016 and August 2020, Mr. Wood served as the Company’s President – Irrigation. Between October 2013 and May 2016, Mr. Wood served as President – International Irrigation of the Company. Between February 2012 and October 2013, Mr. Wood served as Vice President – Americas / ANZ Sales and Marketing. Previously he was Vice President – North America Irrigation Sales of the Company and held such position from March 2008, when he joined the Company. Prior to March 2008, Mr. Wood spent 11 years with Case Corporation / CNH Global including roles as the Senior Director of Marketing, Case IH Tractors, and Senior Director of Sales and Marketing, Parts and Service. Mr. Wood’s extensive experience in leading domestic and international irrigation businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates. As an experienced Company executive who now serves as the Company’s President and Chief Executive Officer, Mr. Wood will continue to provide the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and By-Laws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company has published a Code of Business Conduct and Ethics applying to all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are

PROPOSAL 1 ELECTION OF DIRECTORS

available on the Company’s website at http://www.lindsay.com by clicking on the Ethics link under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2024, the Board of Directors held nine meetings and acted pursuant to unanimous written consent on two occasions. During fiscal 2024, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he or she served held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairperson of the Board, currently Mr. Brunner, an independent director, serves as the presiding director at each executive session of the independent directors.

Hedging and Pledging. The Board of Directors has adopted Corporate Governance Principles prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation. Directors and executive officers are also prohibited from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairperson of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairperson of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairperson to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, cybersecurity, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes the regular consideration and evaluation of the Company’s cybersecurity risks, information security awareness training efforts, and information security risk insurance coverage, which are reported on a quarterly basis to the Board by the Company’s Chief Information Officer. The Board’s risk oversight process also includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

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Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is currently comprised of Directors Lindsey (Chairperson), Christodolou, Di Si, Gokcen and Rayburn, each of whom the Board of Directors has determined to be independent under the listing standards adopted by the New York Stock Exchange. The Board of Directors has also determined that each of Ms. Lindsey and Messrs. Christodolou, Di Si, and Rayburn qualifies as an “audit committee financial expert” under the rules of the SEC. During fiscal 2024, the Audit Committee held four meetings.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for providing oversight of the Company’s human resources programs, executive compensation and benefit programs. The Human Resources and Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Human Resources and Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Human Resources and Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Human Resources and Compensation Committee also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Human Resources and Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Human Resources and Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the discretion to delegate specific responsibilities to the Chairperson of the Human Resources and Compensation Committee, any other Human Resources and Compensation Committee member(s) or subcommittees as the Human Resources and Compensation Committee may establish from time to time.

The Human Resources and Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2024, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Human Resources and Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Human Resources and Compensation Committee’s decisions regarding fiscal 2024 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Human Resources and Compensation Committee is currently comprised of Directors Rayburn (Chairperson), Brunner, Di Si, and Madere, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. During fiscal 2024, the Human Resources and Compensation Committee held three meetings.

PROPOSAL 1 ELECTION OF DIRECTORS

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairpersons and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by October 10, 2025. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Madere (Chairperson), Christodolou, Gokcen, and Lindsey, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. During fiscal 2024, the Corporate Governance and Nominating Committee held four meetings.

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Human Resources and Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Executive Summary.

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining, and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Human Resources and Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders.

PROPOSAL 1 ELECTION OF DIRECTORS

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the labor market for key executive positions;

•	Annual cash incentive awards to reward performance against short-term corporate and individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Fiscal 2024 Business Highlights. Fiscal 2024 marked a year of significant achievements for the Company, in which the Company’s steady execution and commitment to solid operating performance helped to overcome weaker agriculture fundamentals that impacted its irrigation business. In the face of a challenging market environment, the Company’s valued employees, dealers, and distributors executed at a high level, both operationally and strategically, helping position the Company for continued success and growth. The Company’s performance supported its ability to deliver large-scale solutions, expand strategic partnerships, and fuel investments in innovation, while empowering its employees, dealers, and distributors to further the Company’s clear and compelling mission: to provide powerful irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world. Among other highlights, the Company announced plans to invest over $50 million to modernize and expand its largest global manufacturing facility in Lindsay, Nebraska, with aims to improve operating efficiency, enhance product quality, increase adaptability and responsiveness to cyclical market needs, address labor availability challenges, and achieve best-in-class performance and service. The Company also agreed to acquire minority interest in its strategic partner Pessl Instruments, a leading global provider of advanced agricultural technology solutions. The Company’s operating performance, along with effective working capital management, resulted in free cash flow generation that exceeded net earnings for the second consecutive year, with the Company also succeeding in utilizing its balance sheet to deliver immediate returns to its stockholders in the form of increased dividends and $22.5 million in opportunistic share repurchases.

Fiscal 2024 Total Compensation Program. Highlights include:

•	Annual Cash Incentive Awards.

•

Retained a free cash flow financial performance measure to incentivize executives to focus on “non-income” cash and balance sheet items such as controlling inventory, implementing lean initiatives, collecting receivables, and controlling payables.

•	Retained a revenue financial performance measure to incentivize a continued focus on top-line growth.

•

Retained an operating margin financial performance measure to incentivize executives to continue to improve operating efficiency and profitability and avoid overlapping of performance measures with performance stock units.

•

In recognition of senior leadership’s commitment to deepening the level of employee engagement and fostering high-performance teams, each executive officer committed to an individual performance objective to actively participate in efforts to improve certain employee engagement metrics by leading such officer’s team in an effective action- and goal-planning session related to engagement and in making team-level progress on engagement-related goals.

•	Long-Term Incentive Compensation.

•

Maintained the weighting of performance stock units as 50% of the target dollar amount for the long-term incentive award, with stock options and restricted stock units each accounting for 25% of targeted dollar amounts for long-term incentive awards.

•	Retained its two evenly weighted performance stock unit performance measures, which align executive compensation with long-term value creation for stockholders.

•

Retained total stockholder return relative to a select peer group as a performance stock unit performance measure, which is an important indicator of the Company’s financial performance compared to the market.

•	Retained return on invested capital as a performance stock unit performance measure, which measures the Company’s operational efficiency in allocating capital.

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•

As such, 75% of executives’ target long-term incentive award is directly tied to performance through relative stockholder return and return on invested capital via performance stock unit awards and via stock price appreciation with the stock options.

•	Retained consistent three-year performance and vesting periods for all long-term incentives offered to executives.

Annual Cash Incentives Earned for Fiscal 2024 Performance. For fiscal 2024, payments in connection with the Company’s annual cash incentive awards were reflective of the Company’s performance against its financial objectives and the officers’ performance against their individual goals. The financial performance component and the individual performance component accounted for 80% and 20%, respectively, of each officer’s potential annual cash incentive award. The Company exceeded the threshold level for both its revenue goal and its operating margin goal and exceeded the target level for its free cash flow goal. Based on these results, the overall Company financial performance component payout percentage was 82.5% of target. In addition, the officers generally achieved their individual objectives and were entitled to payouts under the individual performance component ranging from 85% to 93%.

Performance Stock Units (“PSUs”) Earned for Fiscal 2022-2024 Performance. The end of fiscal 2024 marked the end of the three-year performance period for PSUs granted in fiscal 2022. For this performance period, the Company achieved three-year relative total stockholder return at the 15th percentile (resulting in a 0% of target payout for this component) and three-year average return on invested capital of 13% (resulting in a maximum 200% of target payout for this component), which equated to a cumulative payout percentage of 100% of target.

Say on Pay. The Board of Directors and the Committee take several measures to monitor the degree of alignment between the financial interests of the Company’s executive officers and those of the Company’s stockholders, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. At the Company’s Fiscal 2024 Annual Meeting of Stockholders, approximately 95% of votes were cast in favor of the non-binding “say on pay” resolution – marking the 14th consecutive annual meeting in which more than 90% of votes were cast in support of the proposal. While the Committee considered the “say on pay” voting results in establishing fiscal 2024 and fiscal 2025 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The balance of fixed and at-risk compensation, as well as the balance of cash and equity-based compensation;

•	The annual benchmarking of executive compensation relative to both peer companies and relevant survey data;

•	The balanced focus on both short-term and long-term financial goals;

•	Specific performance goals are reviewed and approved by the Committee;

•	The use of multiple financial performance goals so as to avoid over-emphasis on any one metric;

•	Incentive-based awards are subject to clawback policies in the event of restatements of the Company’s financial results;

•	Long-term incentives have a three-year performance and vesting period;

•	The existence of caps on the potential maximum incentive payouts;

•	The robust stock ownership guidelines for management;

•

The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities; and

•	The Committee’s composition of solely independent directors and retention of an independent compensation consultant.

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The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) in fiscal 2024 to, among other things, provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available in peer group public disclosures. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between approximately one-third and three-and-one-half times the Company’s annual revenues.

Each year, the Committee, with assistance from Meridian, reviews and considers modifications to the peer group, generally using the following selection criteria:

•

Revenue for the then-most recent fiscal year of between approximately one-third and three-and-one-half times the Company’s annual revenues, typically considered as a five-year average due to the cyclicality of the Company’s business;

•	Similar industry, with a qualitative assessment of business fit; and

•	Similar business and organizational complexity, emphasizing companies having international revenue in excess of 25% of total revenue.

For fiscal 2024, Meridian again reviewed the peer group and recommended one change from the previous year’s membership, as Altra Industrial Motion Corp. was removed because it was acquired. The resulting 21-company peer group used for fiscal 2024 pay decisions consists of the following companies (each of which was publicly traded, had updated proxy filings, remained within an appropriate size range with five-year average revenue within approximately one-third and three-and-one-half times the Company’s five-year average revenue, and did not have any pending mergers or acquisitions, bankruptcies, or other known issues that could diminish its effectiveness as a peer):

• Alamo Group, Inc.	• ESCO Technologies Inc.	• Kadant Inc.
• Albany International Corp.	• Federal Signal Corp.	• L.B. Foster Co.
• Astec Industries Inc.	• Franklin Electric Co., Inc.	• Manitex International, Inc.
• CIRCOR International, Inc.	• The Gorman-Rupp Co.	• Mueller Water Products, Inc.
• Columbus McKinnon Corp.	• Graco, Inc.	• NN, Inc.
• Douglas Dynamics, Inc.	• Helios Technologies, Inc.	• Standex International Corporation
• EnPro Industries, Inc.	• John Bean Technologies Corp.	• Twin Disc, Inc.

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical

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compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal 2024 compensation for the executive officers.

Recoupment Policies. In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, and the listing standards of the New York Stock Exchange, the Committee adopted the Lindsay Corporation Policy for the Recovery of Erroneously Awarded Compensation (the “Dodd-Frank Clawback Policy”) effective as of October 2, 2023. The Dodd-Frank Clawback Policy requires the Company to recover from covered executive officers (i.e., its Named Executive Officers) the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

The Committee subsequently adopted the Lindsay Corporation Supplemental Recovery Policy (the “Discretionary Clawback Policy”) effective as of July 1, 2024. The Discretionary Clawback Policy allows the Company to recover from executive officers and a broader group of employees any type of performance-based cash or equity compensation, time-based cash retention awards or equity compensation, and/or cash severance payments, even when a mandatory recoupment is not required under the Dodd-Frank Clawback Policy. Under the Discretionary Clawback Policy, the Company may, but is not required to, seek recoupment of performance- based cash or equity compensation paid to any of its current or former executive officers or any other employees who receive such compensation in the event of an accounting restatement or an error in the calculation or determination of any financial reporting measure or performance metric criteria, in each case to the extent the executive officer or employee is determined to have been responsible for or have had a material role in directly or indirectly causing such restatement or error. Likewise, the Company may, but is not required to, seek recoupment of performance-based cash and/or equity compensation, time-based cash retention awards and/or equity compensation, and/or cash severance payments in scenarios involving (i) a willful and material breach of the Company’s Code of Business Conduct and Ethics, insider trading policy, or other related internal policies; (ii) a material breach of any restrictive covenant (e.g., non-competition, non-solicitation, confidentiality provision, non-disparagement), (iii) a gross or willful failure to substantially perform reasonably assigned duties, (iv) a conviction of or plea of nolo contendere to (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud in the performance of one’s duties on behalf of the Company or that causes demonstrable harm to the business or reputation of the Company, or (v) the commission of any act of fraud, misappropriation, or embezzlement against the Company.

The Dodd-Frank Clawback Policy applies to incentive-based compensation received for achieving performance measures in fiscal 2024 and beyond, while the Discretionary Clawback Policy effectively applies to incentive-based compensation received for achieving performance measures in fiscal 2025 and beyond. The Company’s prior compensation recoupment policy, which still applies to annual cash incentive and certain long-term incentive compensation payments made to covered executive officers for achieving performance measures for or prior to fiscal 2023, allows recoupment or repayment of such incentive payments made during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the prior policy also allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2024 Executive Compensation Program. The Company’s fiscal 2024 compensation program for its executive officers, including the Named Executive Officers, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2024 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive

PROPOSAL 1 ELECTION OF DIRECTORS

levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations.

In the first quarter of fiscal 2024 , the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Wood, the Committee considered Mr. Wood’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Wood made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. The table below sets forth information about the fiscal 2024 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2023 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2024 Base Salary

Mr. Wood	$770,000	$40,000	5.2%	$810,000

Mr. Ketcham	$428,000	$17,000	4.0%	$445,000

Mr. Oberto	$405,000	$16,000	4.0%	$421,000

Mr. Marion	$367,000	$13,000	3.5%	$380,000

Annual Cash Incentive Awards. The Company provided annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2024 (the “2024 MIP”) that was adopted by the Committee. The Company utilized the annual cash incentive awards under the 2024 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company. In addition, a portion of the annual cash incentive awards was tied to individual performance objectives established for each executive officer participating in the 2024 MIP. The Committee adopted the 2024 MIP and established the financial and individual goals for executive officers under the 2024 MIP during the first quarter of fiscal 2024.

The 2024 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Awards were set as follows:

•	Mr. Wood – 100% of base salary

•	Mr. Ketcham – 65% of base salary

•	Messrs. Marion and Oberto – 55% of base salary for each

In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2024 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of three subcomponents: revenue, operating margin, and free cash flow. The Committee believed the use of revenue, operating margin, and free cash flow would provide a good balance of financial objectives to promote maximum stockholder value. For each Named Executive Officer, the financial performance component was based 100% on consolidated Company financial performance.

For purposes of the annual cash incentive awards under the 2024 MIP, (i) revenue was defined as the Company’s fiscal 2024 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2024 operating profit divided by the Company’s fiscal 2024 operating revenues, and (iii) free cash flow was defined as the Company’s fiscal 2024 net cash provided by operations divided by the Company’s fiscal 2024 net earnings. Each of the three subcomponents was to be calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2024. The Committee chose to use revenue, operating margin, and free cash flow as the financial performance measures for determining annual cash incentive awards under the 2024 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as improving operating efficiency and profitability, and that these measures were well-understood by management and stockholders. Accordingly, each of the revenue subcomponent and the operating margin subcomponent was assigned a weighting of 37.5% by the Committee, and the free cash flow subcomponent was assigned a weighting of 25% by the Committee.

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In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. In fiscal 2024, the Committee used its discretion to limit the numerator in the free cash flow subcomponent to cash generated from operations in order to avoid rewarding Named Executive Officers for capital expenditures below originally budgeted levels. The Committee made corresponding adjustments to the free cash flow target levels after subtracting the effect of budgeted capital expenditures.

Transaction costs associated with any acquisition or divestiture considered, pursued, or closed are added back to profitability in the year or years in which such costs are incurred. In the event that there had been any acquisitions made during fiscal 2024, (i) actual results for the selected financial performance goals would have been adjusted by subtracting the Board-approved business cases for such acquisitions for purposes of award payout calculations (which would serve to reward executives for better-than-business-case performance while holding executives accountable for lower-than-business-case performance), unless the Committee were to approve a modification to include any such items, and (ii) transaction costs would have been added back to profitability. In the event that there had been any divestitures made during fiscal 2024, (a) actual results for the selected financial performance goals would have been adjusted by including the Board-approved budgets (and removing actual performance results) for such divestitures for purposes of award payout calculations, unless the Committee were to approve a modification to exclude any such items, and (b) transaction costs would have been added back to profitability. Further, if a planned divestiture were not included in the budget, its financial performance metrics would not be included in the calculation of the financial performance goals so long as the divestiture was not completed by the end of the fiscal year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred.

Under the 2024 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate analyses were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent.

For fiscal 2024, the following performance levels trigger the following percentage award payouts (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component weighted at 80%):

	Revenue (37.5%)	Operating Margin (37.5%)	Free cash flow (25%)	Award Payout for Financial Performance Subcomponent (as a % of Target Cash Incentive Award)

Maximum	$922.0 million	16.5%	163%	200%

Target	$737.6 million	14.4%	131%	100%

Intermediate	$663.8 million	12.9%	118%	75%

Threshold	$590.1 million	11.5%	105%	50%

Below Threshold	—	—	—	0%

Actual	$607.1 million	12.6%	144.5%	82.5%

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2024 MIP for each Named Executive Officer. The individual performance objectives were designed to focus on goals or initiatives that are intended to create longer-term value for the Company. For fiscal 2024, each officer had an individual performance objective specific to employee engagement and, depending on the officer, other performance objectives relate to areas such as safety, cybersecurity, artificial intelligence, commercial messaging and launch plans, market penetration, strategic planning, cost management, succession planning, and investor relations.

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Some of these individual performance objectives are objective and depend upon the accomplishment of specific measurable goals such as the achievement of certain employee engagement metrics or certain revenue and cost reduction targets. Others are subjective in nature, such as performance objectives tied to operational improvements, comprehensive commercial strategies and launch plans, or the strengthening of functional capabilities.

The cash incentive award earned under the individual performance component is calculated based on the Named Executive Officer’s level of performance relative to his respective annual individual or team objectives. Calculated as a percentage of the Target Cash Incentive Award available under the individual performance component, a Named Executive Officer who meets all of his individual performance objectives will receive a 100% award payout, with award payouts ranging from 0% for not meeting any individual performance objectives to 200% for significantly exceeding all individual performance objectives.

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target levels. The Committee believes that this not only provides an incentive for executives to achieve performance that exceeds expectations, but it also provides constant motivation during down business cycles which can have detrimental effects on both financial performance and organizational health. By rewarding a range of performance, the Committee strives to partially counteract the cyclical nature of the Company’s business. Likewise, the payout of an earned award under one component or subcomponent is not contingent upon meeting a certain performance standard under any of the other components or subcomponents. For example, an executive who has met all of his individual performance objectives would still be entitled to receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level (or higher) is met for a specific financial performance subcomponent even if the executive failed to meet his individual performance objectives and/or the Company failed to meet the threshold levels for any of the other financial performance subcomponents.

During fiscal 2024, for purposes of the 2024 MIP, the Company recorded revenue of $607.1 million, operating margin of 12.6%, and free cash flow percentage of 144.5%. Based on these results, the overall Company Financial Performance Component payout percentage was 82.5% of target based on subcomponent payout percentages of 55.8%, 69.4%, and 142.2% for each of the revenue (37.5%), operating margin (37.5%), and free cash flow (25.0%) subcomponents, respectively. In addition, after the conclusion of fiscal 2024, Mr. Wood recommended scores to the Committee for each Named Executive Officer (including himself) under the Individual Performance Component of the 2024 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers generally achieved their individual objectives and were entitled to payouts under the Individual Performance Component of the 2024 MIP ranging from 85% to 93%.

The table below sets forth the 2024 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2024 performance.

Named Executive Officer	2024 MIP Target Cash Incentive Award	2024 MIP Actual Cash Incentive Award Payout	Percentage of Target Earned

Mr. Wood	$810,000	$672,300	83%

Mr. Ketcham	$289,250	$244,416	85%

Mr. Oberto	$231,550	$192,187	83%

Mr. Marion	$209,000	$173,470	83%

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Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2024, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers which was allocated as follows:

Nonqualified Stock Options 25%
Performance Stock Units (PSUs) 50%
Restricted Stock Units (RSUs) 25%

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long-term incentive compensation for fiscal 2024 , the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. The Committee established total targeted long-term incentive award amounts as follows for fiscal 2024:

Mr. Wood	$2,000,000

Mr. Ketcham	$500,000

Mr. Oberto	$350,000

Mr. Marion	$350,000

The grant date values allocated to PSUs and RSUs were divided by the closing price of the Company’s common stock on the grant date ($120.54 as of October 23, 2023) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the number of PSUs granted was based upon a target level, the actual number of PSUs actually earned may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the number of PSUs actually earned may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2024 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of

PROPOSAL 1 ELECTION OF DIRECTORS

PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2024 are as follows:

Performance Stock Unit (PSU) Awards. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2024 has a three-year performance period running through the end of fiscal 2026 (i.e. August 31, 2026) with any earned PSUs cliff vesting on November 1, 2026. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee chose total stockholder return relative to a select peer group (“Relative Total Stockholder Return”) and return on invested capital (“ROIC”), each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period.

Ultimately, the Committee chose to base PSU payouts on Relative Total Stockholder Return and ROIC because it determined that they align executives’ potential payouts with stockholder value creation and continue to encourage the efficient use of capital. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Relative Total Stockholder Return and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Relative Total Stockholder Return and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

For purposes of PSUs awarded in fiscal 2024, “Total Stockholder Return” means with respect to the Company or other entities (if measured on a relative basis), (i) the change in the market price of the entity’s common stock (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the end and the beginning of the three-year performance period), divided by (ii) the beginning market price (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the beginning of the three-year performance period), all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends. “Relative Total Stockholder Return” is calculated by comparing the Company’s Total Stockholder Return to the Total Stockholder Returns of 30 peer companies consisting of S&P 600 companies in the Agriculture and Farm Machinery, Construction Machinery and Heavy Transportation Equipment, and Industrial Machinery and Supplies and Components industries, and other entities commonly understood to be the Company’s competitors, the stock of which is believed to be exposed to and react to similar external and industry forces as the Company’s common stock. The resulting 30-company peer group used for the Relative Total Stockholder Return analysis consists of the following companies:

• 3D Systems Corporation	• Enerpac Tool Group Corp.	• SPX Technologies, Inc.
• AGCO Corporation	• EnPro Industries, Inc.	• Standex International Corp.
• Alamo Group Inc.	• ESCO Technologies Inc.	• Tennant Company
• Albany International Corp.	• Federal Signal Corporation	• The Greenbrier Companies, Inc.
• Astec Industries, Inc.	• Franklin Electric Co., Inc.	• The Toro Company
• Barnes Group Inc.	• Hillenbrand, Inc.	• Titan International, Inc.
• Chart Industries, Inc.	• John Bean Technologies Corp.	• Trinity Industries, Inc.
• CIRCOR International, Inc.	• Kennametal Inc.	• Valmont Industries, Inc.
• CNH Industrial N.V.	• Mueller Industries, Inc.	• Wabash National Corp.
• Deere & Company	• Proto Labs, Inc.	• Watts Water Technologies, Inc.

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In the event a member of the above peer group experiences a bankruptcy, that entity shall remain in the peer group but shall drop to the bottom of the ranking (i.e., lowest Total Stockholder Return). In the event that a member of the above peer group is acquired or delisted, that entity shall be removed from the peer group.

For purposes of PSUs awarded in fiscal 2024, “ROIC” is calculated in the following manner:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

In the event of an acquisition, actual financial results will be adjusted in the year in which the acquisition occurs for purposes of calculating ROIC by subtracting the Board-approved business case for each acquisition, unless the Committee approves a modification to include any such items. In the event of a divestiture, actual financial results will be adjusted in the year in which the divestiture occurs for purposes of calculating ROIC by including the Board-approved budget (and removing actual performance results) for each divestiture, unless the Committee approves a modification to include any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of ROIC if the divestiture is not completed by the end of the applicable budget year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred.

The Committee has established the following three-year average performance measures for Relative Total Stockholder Return and ROIC for the PSUs awarded in fiscal 2024:

	Total Stockholder Return (50% weight)	ROIC (50% weight)	Payout as % of Target

Maximum	75th Percentile	14%	200%

Target	50th Percentile	12%	100%

Threshold	25th Percentile	10%	50%

Below Threshold	—	—	0%

To the extent the Company’s three-year absolute Total Stockholder Return is negative but relative performance is above the 50th percentile, the total percentage of PSUs to be eligible to be settled pursuant to the Relative Total Stockholder Return subcomponent shall be capped at the “target” amount.

The Committee selected target performance measures that were aligned with the long-term target financial performance goals communicated by the Company to its stockholders in its investor conference calls and related presentations. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Percentage payouts between the threshold, target and maximum levels are linearly interpolated for each financial performance subcomponent. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee also has discretion to adjust the payout calculation in order to reduce (but not increase) the number of PSUs earned to take into account any unanticipated events including, but not limited to, extraordinary or non-recurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

Fiscal 2022-2024 Performance. The end of fiscal 2024 marked the end of the three-year performance period for PSUs granted in fiscal 2022. For this performance period, the Company achieved three-year Relative Total Stockholder Return in the 15th percentile (resulting in a 0% payout for this component) and three-year average Return on Invested Capital of 13% (resulting in a maximum 200% payout for this component), which equated to a cumulative payout percentage of 100% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Wood was issued 5,996 shares of common stock (resulting from 5,996 PSUs awarded in fiscal 2022), Mr. Ketcham was issued 1,455 shares of common stock (resulting from 1,445 PSUs awarded in fiscal 2022), Mr. Oberto was issued 770 shares of common stock (resulting from 770 PSUs awarded in fiscal 2022), and Mr. Marion was issued 770 shares of common stock (resulting from 770 PSUs awarded in fiscal 2022). No payouts have yet been earned with respect to the PSUs awarded in fiscal 2023 and fiscal 2024 which have three-year performance periods ending at the end of fiscal 2025 and fiscal 2026, respectively.

For PSUs granted in fiscal 2022, “Relative Total Stockholder Return” and “Return on Invested Capital” or “ROIC” were calculated in the same manner as described above for PSUs granted in fiscal 2024. For purposes of calculating Relative Total Stockholder Return, three members of the originally approved peer group, including CIRCOR International, Inc., were acquired and thus removed from the peer group for PSUs granted in fiscal 2022. Otherwise, except for the exclusion of 3D Systems Corporation, Kennametal Inc., and Trinity Industries, Inc. (which were included in the Company’s peer group for PSUs granted in fiscal 2024), the peer group for PSUs granted in fiscal 2022 was identical to the peer group identified above for PSUs granted in fiscal 2024.

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one quarter of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2024 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock.

Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at a price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and, in order to be consistent with other long-term equity awards, stock options awarded in fiscal 2024 vest and become exercisable ratably over a 3-year period (one-third each year) on November 1 of the next three calendar years following the grant date contingent upon the Named Executive Officer’s continued employment with the Company (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2024 have an exercise price of $120.54, which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date of October 23, 2023. No stock option may be exercised more than 10 years from the date of grant.

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Stock Ownership Guidelines. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership guideline within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership guideline. PSUs are not counted toward the ownership guideline until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of the Record Date.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(1)

Mr. Wood(2)	5x	4.8x

Mr. Ketcham	3x	4.3x

Mr. Oberto(3)	2x	1.5x

Mr. Marion	2x	2.3x

(1)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on the Record Date and executive salaries in effect on the Record Date.

(2)

Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since May 2016 and has only been subject to his current ownership requirement since he was appointed as President and Chief Executive Officer in January 2021.

(3)	Mr. Oberto has been employed by the Company since September 2019, but has only served as an officer since he was appointed to such role in September 2020.

Anti-Pledging/Hedging Policy. Please carefully review the “Corporate Governance—Hedging and Pledging” section of this Proxy Statement above for a detailed discussion of the Company’s pledging and hedging policy.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program. Named Executive Officers may also participate in an annual executive physical program that provides each of them with a comprehensive health and wellness examination that goes beyond the standard physical examinations covered by most insurance programs and which reduces the risk for a significant business disruption by striving to prevent and/or timely treat executive illness. In fiscal 2022, the Company adopted a nonqualified deferred compensation plan to allow a select group of eligible participants, including all Named Executive Officers, to elect to defer a portion of their compensation without regard to the tax code limitations applicable to tax-qualified plans. Additional information regarding the deferred compensation plan for this group is included under “Nonqualified Deferred Compensation” below.

Other benefits provided to the Named Executive Officers are those which are generally available to all employees of the Company, subject to the satisfaction of certain eligibility requirements, such as participation in Company-sponsored health and dental insurance, life insurance and disability benefits, and the employee stock purchase plan. The Company and employee participants share in the cost of these programs. The Company maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

See the Summary Compensation Table for additional information about the value of benefits and perquisites provided to Named Executive Officers in fiscal 2024.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company.

For all equity awards issued and outstanding under the Company’s 2015 Long-Term Incentive Plan, there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated. In the event of a change in control of the Company, outstanding PSUs will convert into

PROPOSAL 1 ELECTION OF DIRECTORS

an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Relative Total Stockholder Return and ROIC at the time of the change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

As provided in Mr. Wood’s employment agreement, if Mr. Wood’s employment is terminated without cause other than at any time within one year following a change of control, he will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus. If Mr. Wood is terminated without cause within one year following a change in control, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus.

In the case of Messrs. Ketcham, Oberto, and Marion, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control.

Potential Payments Upon Termination or Change in Control. The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios occurring on August 31, 2024. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2024:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2024:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)	Death/Disability Benefit ($)(3)	Accelerated Equity Awards ($)(4)

Randy A. Wood	$2,430,000	—	—	$1,000,000	$2,529,619

Brian L. Ketcham	$445,000	—	—	$945,000	$633,519

Gustavo E. Oberto	$421,000	—	—	$921,000	$397,452

J. Scott Marion	$380,000	—	—	$880,000	$397,452

(1)

These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2024, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long-term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(4)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (a) unvested stock options will become fully vested, (b) each outstanding RSU will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete

PROPOSAL 1 ELECTION OF DIRECTORS

disability (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSU award period. These amounts were calculated using the $124.05 closing price of the Company’s common stock on the last trading day prior to the assumed date of termination by reason of death or complete disability of August 31, 2024.

CHANGE IN CONTROL SCENARIOS

Scenario 1–The Company
undergoes a Change in Control on
August 31, 2024, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii) the NEO’s awards are
assumed or substituted by an
acquirer with securities that are
publicly traded in the
United States.	Scenario 2–The Company
undergoes a Change in Control on
August 31, 2024, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii)(a) the NEO’s equity awards
are not assumed or substituted by the
acquirer and/or (b) the acquirer’s
securities are not publicly traded in
the United States.	Scenario 3–The Company
undergoes a Change in
Control on August 31, 2024
and on that same date the
Company either terminates the
NEO’s employment without
Cause or the NEO terminates
his employment with Good
					Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)

Randy A. Wood	—	$2,489,932	—	$2,529,619	$4,860,000	$2,529,619

Brian L. Ketcham	—	$623,599	—	$633,519	$734,250	$633,519

Gustavo E. Oberto	—	$390,509	—	$397,452	$589,000	$397,452

J. Scott Marion	—	$390,509	—	$397,452	$652,550	$397,452

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (a) there will be no acceleration of vesting of stock options or RSUs and (b) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (I) unvested stock options will become fully vested, (II) each outstanding RSU will automatically convert into one share of Company common stock, and (III) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $124.05 closing price of the Company’s common stock on the last trading day prior to the assumed Change in Control date of August 31, 2024.

(2)

These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year following a Change in Control.

Tax Considerations. The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation, provided that certain conditions were satisfied. However, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, subject to an exception for remuneration pursuant to a written binding contract which was in effect on November 2, 2017. As a result, while the Committee attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers until the tax law change, the Company is generally no longer able to take a deduction for any annual compensation paid to its current or former

PROPOSAL 1 ELECTION OF DIRECTORS

Named Executive Officers in excess of $1 million and does not limit executive compensation to amounts deductible under Section 162(m).

Compensation Committee Report

The Company’s Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

David B. Rayburn, Chairperson

Robert E. Brunner

Pablo Di Si

Consuelo E. Madere

Pay Ratio Information

The Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Randy A. Wood, its Chief Executive Officer for fiscal 2024. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations. This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Under Instruction 2 to Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), the median employee may be identified once every three years if there is no impact to the pay ratio disclosure. On August 31, 2022, the date which was originally selected to identify the median employee (the “Pay Ratio Date”), the Company had approximately 683 U.S. employees and 579 non-U.S. employees, for a total of 1,262 employees. This population consisted of the Company’s full-time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its 31 employees then located in Italy pursuant to a de minimis exemption permitted under SEC rules.

Also, as reported in the Company’s previous Proxy Statements, to identify the median employee from the Company’s employee population, a comparison was made of the amount of base salary and wages plus target cash bonus for each employee who was employed on the Pay Ratio Date as reflected in payroll records from September 1, 2021 to August 31, 2022, excluding the Company’s Chief Executive Officer. The compensation was annualized for employees who were hired during the measurement year but did not work for the Company the entire year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The median employee we identified for fiscal 2022 was no longer employed by the Company at the end of fiscal 2024. Therefore, as there were no other changes in the Company’s employee population that the Company reasonably believes would significantly change this pay ratio disclosure and as allowed under SEC rules, we identified a new median employee for fiscal 2024 whose compensation was substantially similar to the original median employee selected for fiscal 2022. As in prior years, the annual total compensation for the median employee continued to be calculated using the same methodology used for the Company’s Named Executive Officers as set forth in the Summary Compensation Table.

For fiscal 2024, the total compensation for Mr. Wood was $3,650,302 and the annual total compensation for the median employee was $52,978, which resulted in a ratio of 68.9 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The Company believes that the calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PROPOSAL 1 ELECTION OF DIRECTORS

Executive Compensation

The table below sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)		Total ($)

Randy A. Wood	2024	807,577	1,658,702	499,996	672,300	11,727	(4)	3,650,302
President and Chief Executive Officer	2023	769,171	1,536,658	481,223	1,062,292	10,353		3,859,697
	2022	719,279	1,311,505	436,696	1,090,777	9,374		3,567,631

Brian L. Ketcham	2024	444,358	414,676	124,966	244,416	18,056	(5)	1,246,472
Senior Vice President and	2023	429,239	398,952	124,998	378,241	17,017		1,348,447
Chief Financial Officer	2022	405,336	318,317	106,091	395,087	16,241		1,241,072

Gustavo E. Oberto	2024	420,404	290,080	87,467	192,187	4,478	(6)	994,616
President – Irrigation	2023	404,660	259,319	81,240	298,396	3,224		1,046,839
	2022	383,322	168,422	56,181	316,100	2,767		926,792

J. Scott Marion	2024	381,123	290,080	87,467	173,470	16,041	(7)	948,181
President – Infrastructure	2023	366,526	259,319	81,240	278,472	14,891		1,000,448
	2022	336,962	141,388	43,750	192,318	11,639		726,057

(1)

These awards consist of both RSUs and PSUs granted under the Company’s 2015 Long-Term Incentive Plan. The RSUs vest one-third per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2024, the grant date fair value of these awards would have been: Mr. Wood, $2,142,608; Mr. Ketcham, $535,652; Mr. Oberto, $374,658; and Mr. Marion, $374,658.

(2)

These awards consist of stock option awards granted under the Company’s 2015 Long-Term Incentive Plan. Stock options vest one-third per year over three years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024.

(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(4)

Consists of $7,123 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2024, $1,385 in premiums for supplemental life insurance for fiscal 2024, $2,719 in fees for participation in a concierge executive health program, and $500 in health savings account contributions for fiscal 2024.

(5)

Consists of $10,312 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2024, $3,975 in premiums for supplemental life insurance for fiscal 2024, $2,719 in fees for participation in a concierge executive health program, $750 in health savings account contributions for fiscal 2024, and $300 in fitness reimbursements for fiscal 2024.

(6)

Consists of $1,943 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2024, $1,385 in premiums for supplemental life insurance for fiscal 2024, and $850 in health savings account contributions for fiscal 2024.

(7)

Consists of $10,220 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2024, $2,590 in premiums for supplemental life insurance for fiscal 2024, $2,731 in fees for participation in a concierge executive health program for fiscal 2024, $500 in health savings account contributions for fiscal 2024, and $300 in fitness reimbursements for fiscal 2024.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2024.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
Name				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Randy A. Wood	10/23/23	10/23/23	—	405,000	810,000	1,620,000	4,148	8,296	16,592	4,148	11,307	$120.54	$2,158,698
Brian L. Ketcham	10/23/23	10/23/23	—	144,625	289,250	578,500	1,037	2,074	4,148	1,037	2,826	$120.54	$539,641
Gustavo E. Oberto	10/23/23	10/23/23	—	115,775	231,550	463,100	725	1,451	2,902	725	1,978	$120.54	$377,547
J. Scott Marion	10/23/23	10/23/23	—	104,500	209,000	418,000	725	1,451	2,902	725	1,978	$120.54	$377,547

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2024 (the 2024 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2024 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of PSUs granted in fiscal 2024 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2024 to fiscal 2026 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of RSUs granted in fiscal 2024 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2024 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a three-year schedule, with one-third of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on the date of grant.

(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable

Randy A. Wood	3,809	—	—	$78.23	10/21/2026
	3,840	—	—	$91.56	10/31/2027
	3,743	—	—	$91.82	10/22/2028
	3,825	—	—	$94.41	10/31/2029
	3,015	—	—	$110.42	10/26/2030
	4,709	—	—	$127.47	1/4/2031
	6,964	3,483	—	$145.93	10/25/2031
	2,888	5,778	—	$156.16	10/24/2032
	—	11,307	—	$120.54	10/23/2033
						7,202	(2)	893,408
									20,455	(3)	$2,537,443
Brian L. Ketcham	3,999	—	—	$78.23	10/21/2026
	3,840	—	—	$91.56	10/31/2027
	3,743	—	—	$91.82	10/22/2028
	3,825	—	—	$94.41	10/31/2029
	3,015	—	—	$110.42	10/26/2030
	1,692	846	—	$145.93	10/25/2031
	750	1,501	—	$156.16	10/24/2032
	—	2,826	—	$120.54	10/23/2033
						1,814	(2)	225,027
									5,129	(3)	$636,252
Gustavo E. Oberto	2,326	—	—	$94.41	10/31/2029
	1,834	—	—	$110.42	10/26/2030
	171	—	—	$127.47	1/4/2031
	896	448	—	$145.93	10/25/2031

	487	976	—	$156.16	10/24/2032
	—	1,978	—	$120.54	10/23/2033
						1,201	(2)	$148,984
									3,261	(3)	$404,527
J. Scott Marion	1,639	—	—	$90.71	1/30/2028
	1,770	—	—	$91.82	10/22/2028
	1,809	—	—	$94.41	10/31/2029
	1,426	—	—	$110.42	10/26/2030
	896	448	—	$145.93	10/25/2031
	487	976	—	$156.16	10/24/2032
	—	1,978	—	$120.54	10/23/2033
						1,201	(2)	148,984
									3,261	(3)	$404,527

(1)

The market value of unearned shares is calculated using $124.05 per share, which was the closing market price of the Company’s common stock on the NYSE on August 30, 2024, the last trading day of fiscal 2024.

(2)

These awards consist of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest one-third per year, vesting ratably on each November 1 following the end of the fiscal year of their respective grant date.

(3)

These awards consist of PSUs granted under the Company’s 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

Randy A. Wood	—	—	8,327	1,054,032

Brian L. Ketcham	—	—	2,925	370,247

Gustavo E. Oberto	—	—	1,911	241,894

J. Scott Marion	—	—	1,443	182,655

(1)

These awards consist of (i) the portion of RSUs granted during fiscal 2021, 2022 and 2023 that vested and converted into shares of common stock during fiscal 2024 and (ii) the portion of PSUs granted during fiscal 2021 that vested and converted into shares of common stock during fiscal 2024. The value realized upon vesting was calculated by multiplying the number of vesting RSUs and PSUs by the $126.58 closing price of the Company’s common stock on November 1, 2023.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Human Resources and Compensation Committee approved the Lindsay Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to an Adoption Agreement executed on April 30, 2022. The Deferred Compensation Plan, effective May 1, 2022, is an unfunded, non-qualified deferred compensation plan intended to be exempt from the vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan allows a select group of eligible participants, including all Named Executive Officers, to elect to defer the receipt of up to 80% of their base salaries and up to 100% of their bonuses, and to receive such deferred compensation in the form of a lump sum or periodic annual installments at certain future dates as elected by the participant or upon the occurrence of certain events such as death or six months following separation from service, including in the event of an unforeseeable emergency, as defined in the Deferred Compensation Plan. Participant contributions will be fully vested at all times. Employer contributions will not be made under the Deferred Compensation Plan. Deferral and distribution elections are made by participants in accordance with the Deferred Compensation Plan and Section 409A of the Internal Revenue Code of 1986, as amended.

Each participant’s deferred compensation account will be deemed invested in investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator from time to time. These investment alternatives will be substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. The deemed investment accounts represent an unfunded, unsecured promise by the Company to pay such amounts in the future, and do not represent ownership of, or any ownership interest in, any particular assets of the Company. Payments under the Deferred Compensation Plan will be made from the assets of a trust established by the Company as a reserve for benefits payable under the Deferred Compensation Plan. The trust’s assets remain subject to the claims of the Company’s general creditors.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table summarizes the activity within the Deferred Compensation Plan during fiscal 2024 for the Named Executive Officers.

Name	Aggregate Balance at August 31, 2023 ($)	Executive Contributions in Fiscal 2024 ($) (1)	Company Contributions in Fiscal 2024 ($)	Aggregate Earnings in Fiscal 2024 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at August 31, 2024 ($)

Randy A. Wood	203,808	100,000	—	9,918	—	313,726

Brian L. Ketcham	328,096	244,416	—	15,524	—	588,036

Gustavo E. Oberto	23,210	21,706	—	8,319	—	53,235

J. Scott Marion	104,572	83,969	—	30,024	—	218,565

(1)	The executive contribution amounts included in this table are derived from the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)

Earnings (losses) are based on investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator. These investment alternatives are substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. Earnings (losses) vary based on participant investment elections. These amounts are not included in the Summary Compensation Table because earnings (losses) were not preferential or above market.

PROPOSAL 1 ELECTION OF DIRECTORS

Pay Versus Performance
The Company is providing the following information about the relationship of the “compensation actually paid” to its Chief Executive Officer and the “average compensation actually paid” to its other Named Executive Officers (“Other NEOs”), as calculated under the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act, for fiscal 2024, fiscal 2023, fiscal 2022, and fiscal 2021 to certain financial performance measures. This information is being provided for the purposes of compliance with the pay versus performance disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. For information regarding the decisions made by the Human Resources and Compensation Committee regarding Named Executive Officers’ compensation and for additional details on how the Company aligns pay with performance, see the “Compensation Discussion and Analysis” and “Executive Compensation” sections in this Proxy Statement.

•
The “compensation actually paid” amounts are calculated by making
SEC-required
adjustments to the “Total” compensation amounts for the Named Executive Officers presented in the Summary Compensation Table. The dollar amounts for “compensation actually paid” in the table below do not reflect the actual amount of compensation earned, realized, or received by the Chief Executive Officer or any individual Named Executive Officer during the applicable fiscal years. A significant portion of the value reflected in the table remains subject to forfeiture if underlying vesting conditions for equity awards are not achieved.

•
The financial performance measures presented are Company total shareholder return (“Company TSR”), peer group total shareholder return (“Peer Group Index TSR”), net earnings, and ROIC. The peer group shown for the purposes of this pay versus performance disclosure is the S&P 600 Construction Machinery & Heavy Transportation Equipment Index, a peer group index that is presented in the Company Stock Performance graph in the Company’s Annual Report on Form
10-K
for the fiscal year ended August 31, 2024.

Pay Versus Performance Table – Fiscal 2024

Year (1)(2)	Summary Compensation Table Total for PEO (Wood)	Compensation Actually Paid (3) to PEO (Wood)	Summary Compensation Table Total for PEO (Hassinger)	Compensation Actually Paid (3) to PEO (Hassinger)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid (3) to Other NEOs	Value of Initial Fixed $100 Investment Based on:		Net Earnings ($M)	ROIC (6) (%)
							Company TSR (4)	Peer Group Index TSR (5)

2024	3,650,302	2,731,764	—	—	1,063,089	883,965	129.13	214.76	66.3	11.0

2023	3,859,697	1,520,230	—	—	1,131,911	425,907	127.70	168.07	72.4	13.4

2022	3,567,631	3,810,758	—	—	964,640	1,089,884	163.38	122.66	65.5	14.8

2021	2,203,151	4,245,023	4,820,110	12,926,718	878,122	1,876,659	166.30	127.44	42.6	10.4

(1)	Mr. Wood succeeded Timothy L. Hassinger as PEO on January 1, 2021; each was a PEO for part of fiscal 2021. Mr. Wood was PEO for the entirety of fiscal 2022, fiscal 2023, and fiscal 2024.

(2)	Other NEOs were Messrs. Ketcham, Oberto, and Marion for each of the reported fiscal years.

PROPOSAL 1 ELECTION OF DIRECTORS

(3)	See following table for additional details about the calculation of the “compensation actually paid” value.

	SCT Total Compensation	Less Equity Amounts Reported in SCT		Plus Fair Value of Equity Awards Granted During the Fiscal Year	Change in Fair Value From Prior Fiscal Year of Unvested and Outstanding Awards	Change in Fair Value From Prior Fiscal Year for Awards Vesting in the Fiscal Year	Fair Value of Awards as of the Prior Fiscal Year that Failed to Meet Vesting Conditions During the Year	Compensation Actually Paid
($)		Stock Awards	Options

PEO (Wood)

FY24	3,650,302	(1,658,702)	(499,996)	1,816,249	(528,357)	(47,733)	—	2,731,764

FY23	3,859,697	(1,536,658)	(481,223)	1,776,897	(1,370,685)	(727,799)	—	1,520,230

FY22	3,567,631	(1,311,505)	(436,696)	1,735,808	371,558	(116,038)	—	3,810,758

FY21	2,203,151	(826,466)	(264,114)	1,870,315	603,291	658,846	—	4,245,023

PEO (Hassinger)

FY21	4,820,110	(1,720,411)	(549,891)	6,758,957	3,465,209	152,744	—	12,926,718

Average of Non-PEO NEOs

FY24	1,063,089	(331,612)	(99,967)	363,093	(102,278)	(8,361)	—	883,965

FY23	1,131,911	(305,863)	(95,826)	353,726	(353,397)	(304,644)	—	425,907

FY22	964,640	(209,376)	(68,674)	289,147	170,698	(56,551)	—	1,089,884

FY21	878,122	(212,218)	(66,245)	561,400	377,848	337,754	—	1,876,659

(4)
Company TSR assumes an initial $100 investment in Lindsay Corporation stock beginning on August 31, 2020. Company TSR is cumulative, with the value determined at the end of each applicable fiscal year, calculated in accordance with Item 201(e) of Regulation
S-K,
as modified by the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act.

(5)
The peer group for the purposes of this pay versus performance disclosure is the S&P 600 Construction Machinery & Heavy Transportation Equipment Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation
S-K.
Peer Group Index TSR is calculated in accordance with Item 201(e) of Regulation
S-K,
as modified by the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act.

(6)	The SEC requires disclosure of a Company-selected measure. The Company-selected measure for fiscal 2024 is ROIC, which is calculated in the following manner for each fiscal year:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable fiscal year.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

PROPOSAL 1 ELECTION OF DIRECTORS

Relationship to Financial Performance Measures
The following charts present the relationship of the compensation actually paid as presented in the above table for the CEO
and
the Other NEOs and the Company TSR, Peer Group Index TSR, net earnings, and ROIC.

Compensation Actually Paid Versus TSR FY21-FY24
Compensation Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
$240.00
$210.00
$180.00
$150.00
$120.00
$90.00
$60.00
$30.00
$0
TSR
FY21
FY22
FY23
FY24
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
Lindsay TSR
Peer TSR

Compensation Actually Paid Versus Net Earnings FY21-FY24
Compensatoin Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
$90.0
$75.0
$60.0
$45.0
$30.0
$15.0
$0
Net Earnings ($M)
FY21
FY22
FY23
FY24
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
Net Earnings

PROPOSAL 1 ELECTION OF DIRECTORS

Compensation Actually Paid Versus ROIC FY21-FY24
Compensatoin Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
16%
14%
12%
10%
8%
6%
4%
2%
ROIC (%)
FY21
FY22
FY23
FY24
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
ROIC

Most Important Financial Performance Measures for Fiscal 2024
In accordance with the pay versus performance rules adopted by the
SEC
under
the Dodd-Frank Act, the Company sets forth below the most important financial measures it used to link pay to performance for fiscal 2024.

•	ROIC

•	Revenue

•	Operating margin

•	Free cash flow
Compensation of Directors
In addition to the regular compensation reviews that the
Committee
conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis, the Committee recommended, and the Board of Directors approved, (i) a $5,000 increase in the annual cash retainer paid to non-employee
directors, (ii) a $5,000 increase in the annual cash retainer paid to the Chairperson of the Board of the Directors, and (iii) a $20,000 increase in the award value of RSUs annually granted to non-employee
directors. Each of the aforementioned changes was deemed effective as of September 1, 2023, the first day of fiscal 2024.
For fiscal 2024,
non-employee
directors of the Company received annual cash retainers of $80,000, some or all of which they could elect to receive in the form of RSUs to be granted on the date of the Annual Meeting (along with the regular annual grant of RSUs discussed below). In addition, for fiscal 2024, the Chairperson of the Board of Directors received $75,000 for serving in that capacity, the Chairperson of the Audit Committee received $20,000 for serving as such Chairperson, the Chairperson of the Human Resources and Compensation Committee received $15,000 for serving as such Chairperson, and the Chairperson of the Corporate Governance and Nominating Committee received $15,000 for serving as such Chairperson. No additional cash retainers were paid to non-chair
Board committee members for committee service. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairperson of the Board of Directors.
Additionally, for fiscal 2024, each
non-employee
director received an annual grant of RSUs with an award value of $120,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on

PROPOSAL 1 ELECTION OF DIRECTORS

the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly, on January 9, 2024, each continuing non-employee
director received an award of 907 RSUs, all of which vested on November 1, 2024.
For fiscal 2024, new directors who are not employees of the Company would have received a one-time
grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.
In addition to the cash retainers and RSUs described above, all non-employee
directors were eligible to participate in the Lindsay Corporation Directors Nonqualified Deferred Compensation Plan, which was implemented during fiscal 2023 and provides non-employee
directors with the ability to defer the receipt of some or all of their RSUs, whether received in lieu of their annual cash retainer or as part or all of their regular annual grant of RSUs. This program did not provide above-market or preferential earnings (as defined by SEC rules).
In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs and vested but deferred RSUs are counted toward the ownership guidelines. With the exception of Messrs. Gokcen and Di Si, who joined the Board in February 2021 and January 2022, respectively, all non-employee
directors maintain stock ownership in excess of the Board’s stock ownership guidelines as of the Record Date (based on the
200-day
average daily closing price of a share of the Company’s common stock on the NYSE as of such date).
The following table sets forth the compensation paid to the Company’s directors in fiscal 2024. Mr. Wood also served as a director for the duration of fiscal 2024, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Brunner	155,000		120,000	(3)	—	—	—	—	275,000

Michael N. Christodolou	80,000		120,000		—	—	—	—	200,000

Pablo Di Si	1,789	(2)	198,211	(2)(3)	—	—	—	—	200,000

Ibrahim Gokcen	80,000		120,000		—	—	—	—	200,000

Mary A. Lindsey	100,000		120,000	(3)	—	—	—	—	220,000

Consuelo E. Madere	95,000		120,000	(3)	—	—	—	—	215,000

David B. Rayburn	95,000		120,000		—	—	—	—	215,000

(1)	These awards consist of RSUs granted in fiscal 2024 under the Company’s 2015 Long-Term Incentive Plan. These RSUs vested on November 1, 2024.

(2)	With respect to his Board service from and after the Fiscal 2023 Annual Meeting, Mr. Di Si elected to receive his annual cash retainer in the form of RSUs.

(3)
These RSUs vested on November 1, 2024 but have been deferred pursuant to an election permitted by the Lindsay Corporation Directors Nonqualified Deferred Compensation Plan. The
non-employee
director shall have no voting rights with respect to the shares associated with such deferred RSUs while they remain deferred.

PROPOSAL 1 ELECTION OF DIRECTORS

Compensation Committee Interlocks and Insider Participation
During fiscal 2024, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Exchange Act.
Report of the Audit Committee
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee is comprised of Mary A. Lindsey (as Chairperson), Michael N. Christodolou, Pablo Di Si, Ibrahim Gokcen, and David B. Rayburn, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.
The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2024 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2024 be included in the Company’s Annual Report on Form
10-K
to be filed with the SEC.
Mary A. Lindsey, Chairperson
Michael N. Christodolou
Pablo Di Si
Ibrahim Gokcen
David B. Rayburn

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

Proposal 2 Approval of 2025 Long-Term Incentive Plan

Upon recommendation of the Human Resources and Compensation Committee (referred to as the “Committee” in this proposal), the Board of Directors adopted the Lindsay Corporation 2025 Long-Term Incentive Plan (the “2025 Plan”) on October 22, 2024, subject to approval by the stockholders of the Company. The Board of Directors believes that the 2025 Plan will advance the long-term success of the Company by encouraging stock ownership among key employees, consultants, and directors.

Long-term incentive compensation is a key component of the Company’s compensation philosophy, as discussed further under “Compensation Discussion and Analysis” found earlier in this Proxy Statement. The Committee believes that long-term equity incentive compensation authorized under the 2025 Plan will continue to facilitate alignment of the interests of the Company’s executives, key employees, consultants, and directors with those of its stockholders by linking compensation to stock price performance. The 2025 Plan will also allow the Committee to continue its strategy of rewarding achievement of long-term strategic objectives by tying award payouts to key performance measures that are expected to drive the longer-term success of the Company. The Committee has conducted a review of its long-term incentive strategy with the assistance of Meridian Compensation Partners, LLC (“Meridian”) to evaluate alignment of the strategy with current business needs and market trends. As a result of this review, the Committee determined that the current executive long-term incentive strategy used by the Committee is appropriate and reflects the Committee’s strong focus on performance. In recent years, the Committee has granted executives a target dollar amount for long-term equity incentive awards with one-half of the target value in the form of performance stock units (“PSUs”), one-fourth in the form of restricted stock units (“RSUs”), and one-fourth in the form of nonqualified stock options.

If approved by stockholders at the Annual Meeting, the 2025 Plan will become effective on the date of the Annual Meeting and will replace the Company’s 2015 Long-Term Incentive Plan (the “2015 Plan”). In that case, no further grants will be made under the 2015 Plan after the date of the Annual Meeting; provided that the annual grant of RSUs to non-employee directors scheduled to be made on the date of the Annual Meeting will be made under the 2015 Plan, and all outstanding awards under the 2015 Plan on the effective date of the 2025 Plan will be satisfied from the shares which are available and have been reserved under the 2015 Plan. If the 2025 Plan is not approved by stockholders, equity awards will continue to be available for issuance under the 2015 Plan until the 2015 Plan’s termination date, January 26, 2025; as of October 22, 2024, only 152,646 shares of common stock were not reserved and remained available for grant under the 2015 Plan. The 2025 Plan authorizes the issuance of 475,000 shares of common stock, plus any shares remaining available for future grants under the 2015 Plan as of the effective date of the 2025 Plan. In addition, any shares subject to awards under the Lindsay Corporation 2010 Long-Term Incentive Plan (the “2010 Plan”) or the 2015 Plan that expire, terminate, or are cancelled or forfeited under the terms of such predecessor plan on or after the effective date of the 2025 Plan will also be authorized for issuance under the 2025 Plan. As of October 22, 2024, the closing price for a share of our common stock as reported on the NYSE was $112.31.

The Committee expects the shares requested to be sufficient to cover grants to additional executives and key employees resulting from organic growth and acquisitions. The Company also needs to ensure it has sufficient shares available to cover PSU awards which have a maximum payout of 200% of target.

Approval of the 2025 Plan requires the affirmative vote of a majority of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against approval of the 2025 Plan. Broker non-votes will not be considered votes cast with respect to approval of the 2025 Plan and will not be counted as votes for or against the approval of the 2025 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

APPROVAL OF THE 2025 LONG-TERM INCENTIVE PLAN.

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

Updated Share Information as of November 12, 2024

The information included in this Proxy Statement and the 2024 Annual Report is updated by the following information regarding all existing equity compensation plans as of August 31, 2024 (except as otherwise noted):

Element of Overhang	As of November 12, 2024

Total number of stock options outstanding(1)	185,187

Weighted-average exercise price of stock options outstanding	$118.30

Weighted-average remaining duration of stock options outstanding	7.06 years

Total number of full-value awards outstanding (includes RSUs and PSUs)(2)	224,739

Shares remaining available for grant under the 2015 Plan(3)	2,396

Total shares of common stock outstanding as of the record date	10,856,112

(1)	No stock appreciation rights were outstanding as of November 12, 2024.

(2)	The number of shares subject to outstanding PSUs assumes performance at the maximum performance level.

(3)	The 2015 Plan is the Company’s only active equity plan. The number of shares remaining available for future grant under the 2015 Plan reflects performance shares at maximum payout.

Selected Information Regarding Historical Share Usage under our Long-Term Equity Incentive Compensation Programs

In developing the share request for the 2025 Plan and analyzing the effect on our stockholders of using equity as a means of compensation, the Committee worked with Meridian to consider the Company’s “overhang”, “burn rate”, and expected share pool duration.

Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and shares available for future grants. We calculated overhang as (A) the sum of (i) the total number of shares subject to outstanding equity awards, (ii) the number of shares remaining available for future grant under the 2015 Plan, and (iii) the contemplated 475,000 shares to be authorized under the 2025 Plan divided by (B) the total number of shares of common stock outstanding, plus the number of shares in (A). Our overhang as of November 12, 2024 was 3.66%. If the 2025 Plan is approved by stockholders, the total potential overhang from shares authorized for issuance will increase by 3.90% to 7.56%. The Committee and the Board believe that this number of shares of common stock under the 2025 Plan represents a reasonable amount of potential equity dilution.

Burn rate is a measure of the potential dilutive impact of the Company’s equity compensation program, which is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our gross burn rate for fiscal years 2022, 2023, and 2024.

Fiscal Year	Options Granted	RSUs and PSUs Granted (Assuming Target)	Basic Weighted Average Common Shares Outstanding	Burn Rate
	(A)	(B)	(C)	(A+B) / C

2022	21,137	38,312	10,965,000	0.54%

2023	21,743	38,619	11,003,000	0.55%

2024	31,199	54,806	10,976,000	0.78%

Three-Year Average Burn Rate	—	—	—	0.62%

In determining the number of shares to request for approval under the 2025 Plan, the Committee directed Meridian to review current market practices in the use of equity compensation. The Committee also considered other material factors, including the Company’s history of share usage, anticipated hiring needs in the next three fiscal years, the potential dilution of the 2025 Plan (as noted in the figures above), current stock price, recent experiences with respect to the value of equity awards expected by new hire candidates, and general guidance from the major proxy advisory firms that the Company’s stockholders might consider in evaluating the 2025 Plan. After reviewing this information, the Committee decided to request that stockholders approve an initial share reserve of 475,000 shares for issuance under the

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

2025 Plan. The Company currently expects that the 2025 Plan share reserve will provide for grants in the ordinary course of business for approximately six to seven years. However, the actual duration of the share reserve will depend on currently unknown factors, such as the Company’s stock price, changes in participation, hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures.

Key Features of 2025 Plan

The 2025 Plan incorporates several provisions aimed at protecting our stockholders’ interests and adhering to corporate governance best practices, including:

Stockholder Approval Required for Additional Shares. The 2025 Plan does not contain an annual “evergreen” provision that provides for automatic share increases on an ongoing basis. The 2025 Plan instead authorizes a fixed number of shares, requiring stockholder approval for any increase in the number of shares.

No Repricings or Cash Buyouts without Stockholder Approval. The 2025 Plan expressly prohibits the repricing of options or stock appreciation rights, as well as the cancellation of underwater options or stock appreciation rights in exchange for cash, other awards, or options or stock appreciation rights with lower exercise prices, in each case unless stockholder approval is provided; provided, however, that the Committee may make certain equitable adjustments to outstanding awards in the event of changes in the outstanding common stock or in the capital structure of the Company.

Limited Share Recycling. Shares delivered or withheld to satisfy tax withholding obligations with respect to an award other than a stock option or stock appreciation right shall again become available for grant; however, shares used to pay the exercise price of stock options, and shares covered by a stock-settled stock appreciation right that were not issued upon the settlement of such award, do not again become available for grant.

No Payment of Dividends or Dividend Equivalents prior to the Vesting of an Award. The 2025 Plan provides that no dividends or dividend equivalents will be paid with respect to any shares subject to an award prior to the vesting of such award.

Clawback Provisions. Awards under the 2025 Plan will be subject to forfeiture, cancellation, reimbursement or recoupment to the extent provided in the Lindsay Corporation Policy for the Recovery of Erroneously Awarded Compensation, the Lindsay Corporation Supplemental Compensation Recovery Policy, or any other applicable clawback policy adopted by the Company or to the extent otherwise required pursuant to applicable law.

Annual Limit on Compensation Paid to Non-Employee Directors. Total compensation paid, including all cash and equity awards, to a non-employee director in a calendar year may not exceed $750,000. The independent members of the Board of Directors may make exceptions to this limit for a non-executive chairperson of the Board or a non-executive lead director, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Summary of 2025 Plan

The following is a summary of the terms of the 2025 Plan. This summary is not a complete description of all provisions of the 2025 Plan, and is subject to the actual terms of the 2025 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Shares Subject to the Plan. If the 2025 Plan is approved, the aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2025 Plan will not exceed 475,000, plus any shares remaining available for future grants under the 2015 Plan as of the effective date of the 2025 Plan and the number of shares of common stock underlying any award granted under the 2010 Plan or the 2015 Plan that expires, terminates, or is canceled or forfeited under the terms of such predecessor plan on or after the effective date of the 2025 Plan. The number of shares of common stock that may be issued pursuant to incentive stock options under the 2025 Plan, if approved, will be limited to 475,000 shares. Shares of common stock available for distribution under the 2025 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner. The closing price of our common stock on October 22, 2024 was $112.31.

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

Any shares of common stock subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related will again be available for issuance under the 2025 Plan. Shares of common stock that are delivered or withheld to satisfy any tax withholding obligation related to any award other than an option or stock appreciation right shall also again be available for issuance under the 2025 Plan. Shares of common stock subject to an award shall not again be made available for issuance or delivery under the 2025 Plan if such shares are (a) shares that are tendered in payment of an option or (b) shares that are covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award.

Eligibility. Participation in the 2025 Plan is limited to employees, directors and consultants of the Company and its affiliated entities and such other individuals who are reasonably expected to become employees, directors and consultants of the Company and its affiliated entities following the receipt of an award. Based on its historic compensation practices and anticipated growth, the Company expects that a range of 100 to 150 employees (including each of its 10 executive officers) and all 7 non-employee directors will annually receive awards under the 2025 Plan. As a result, our executive officers and directors have an interest in this proposal because they are eligible to participate in the 2025 Plan.

Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the 2025 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the share reserve, provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options shall be counted against the number of shares that can be issued as incentive stock options. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for awards under the 2025 Plan and shall not count toward the total share limit.

Administration. The Board has delegated authority to administer the 2025 Plan to the Committee. Subject to the terms of the 2025 Plan, the Committee, as plan administrator, has full authority to determine participants and the type, terms and conditions and number of shares subject to awards and to construe and interpret the 2025 Plan and awards. The Committee may delegate administration of the 2025 Plan to a committee or committees of one or more members of the Board.

No Repricing without Stockholder Approval. Under the 2025 Plan, there is no repricing of options or stock appreciation rights, as well as the cancellation of underwater options or stock appreciation rights in exchange for cash, other awards, or options or stock appreciation rights with lower exercise prices, in each case unless stockholder approval is provided; provided, however, that the Committee may make certain equitable adjustments to outstanding awards in the event of changes in the outstanding common stock or in the capital structure of the Company.

Types of Awards Allowed Under the 2025 Plan

Options. The Committee may grant options to purchase shares of common stock that are exercisable at a price per share not less than 100% of the fair market value, determined in accordance with the 2025 Plan, per share of common stock on the grant date of the option. Such options may be either incentive stock options or non-qualified stock options. A 10% stockholder cannot be granted an incentive stock option unless the exercise price is at least 110% of the fair market value of the common stock on the grant date and the option is not exercisable after the expiration of five years from the grant date.

The Committee may allow an option exercise price to be paid in cash or any form of legal consideration specified by the Committee, including by the delivery of previously owned shares of common stock, through a cashless exercise executed through a broker or by withholding a number of shares of common stock otherwise issuable at the time of exercise. The maximum term of any option is ten years.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either separately or in connection with another award under the 2025 Plan. The Committee may provide that stock appreciation rights are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. The maximum term of any stock appreciation right is ten years.

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

Restricted Stock and Restricted Stock Units. The Committee may grant shares of restricted common stock or RSUs representing the right to receive common stock (or cash equivalent in value to a share of common stock with respect to RSUs) in the future, subject to such restrictions and conditions, if any, as the Committee shall determine. The Committee has the authority to remove any or all of the restrictions on the restricted common stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the restricted common stock was granted, such action is appropriate.

The holder of a restricted stock award shall generally have all the rights of a stockholder of the Company’s common stock, including voting rights and rights to dividends; provided, however, that the holder shall have no right to receive or accrue dividends or be credited with an amount equal to the cash and stock dividends paid by the Company in respect to the common stock underlying the award until the shares of restricted stock have vested.

The holder of an RSU award shall have no voting rights. No shares of common stock shall be issued at the time an RSU is granted, and the Company will not be required to set aside funds for the payment of any such award. The Committee may also grant RSUs with a deferral feature (“Deferred Stock Units”), whereby settlement of the RSUs is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an award agreement. The holder of an RSU or Deferred Stock Unit award shall have no right to receive or accrue dividends or be credited with an amount equal to the cash and stock dividends paid by the Company in respect to the common stock underlying the award until the RSUs or Deferred Stock Units have vested.

Performance Share Awards. The Committee may grant performance share awards and determine (i) the number of shares of common stock or stock-denominated units subject to a performance share award granted to any participant; (ii) the performance period applicable to any award; (iii) the conditions that must be satisfied for a participant to earn an award; and (iv) the other terms, conditions and restrictions of the award. The number of performance shares earned by a participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable performance period, as determined by the Committee.

Other Equity-Based and Cash Awards. Cash awards and other equity-based awards may be granted in such numbers and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of common stock, as the Committee may determine.

Deferrals

The Committee may establish one or more programs under the 2025 Plan to permit selected participants the opportunity to elect to defer receipt of consideration upon exercise of an award, satisfaction of performance criteria, or other event that absent the election would entitle the participant to payment or receipt of shares of common stock or other consideration under an award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

Recapitalizations and Reorganizations

The number of shares of common stock reserved for issuance in connection with the grant or settlement of awards or to which an award is subject, performance goals and the exercise price of each option and stock appreciation right are subject to, adjustment in the event of any recapitalization of the Company, changes in the capitalization of the Company or similar event effected without receipt of consideration by the Company.

Change in Control

The 2025 Plan provides that, except to the extent an award agreement provides for a different treatment (in which case the award agreement shall govern), all then-outstanding awards held by a participant and not previously vested shall become 100% vested in the event of a change in control of the Company (as defined in the 2025 Plan); provided that, with respect to any performance-based award, any incomplete performance measurement period shall end on the date of the change in control and the Committee shall (i) determine the extent to which the applicable performance goals have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable participant partial or full awards with respect to the performance goals based upon its determination

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

of the degree of attainment of such goals or, if not determinable, assuming that target performance was achieved or on such other basis as determined by the Committee.

Forfeiture and Clawbacks

Awards will be subject to forfeiture, cancellation, reimbursement or recoupment to the extent provided in the Lindsay Corporation Policy for the Recovery of Erroneously Awarded Compensation, the Lindsay Corporation Supplemental Compensation Recovery Policy, or any other applicable clawback policy adopted by the Company or to the extent otherwise required pursuant to applicable law.

Amendment or Termination

The 2025 Plan may be amended by the Board of Directors, but stockholder approval for any amendment shall be required to the extent stockholder approval is necessary to satisfy applicable law or stock exchange rules. The Committee may amend outstanding awards subject to the terms of the 2025 Plan but in general may not take away a participant’s rights without the participant’s consent. The 2025 Plan will terminate automatically on the tenth anniversary of the Effective Date.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2025 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan. To the extent that a participant recognizes ordinary income in the circumstances described below, the Company will generally be entitled to a corresponding tax deduction. If a participant is our employee or an employee of one of our affiliates, any income recognized will be subject to employment and withholding taxes.

Non-Qualified Options. A participant will generally not recognize income upon the grant of an option or at any time before the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock. Depending upon the period the shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options. A participant who exercises an incentive stock option will generally not be taxed upon the grant of the option or at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the common stock purchased pursuant to the option on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to long-term capital gain or loss treatment based on the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the participant sells the stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Restricted Stock. A participant will generally not be taxed upon the grant of a restricted stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Code. However, when the shares of common stock that are subject to the stock award are transferable by the participant or are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award on such date, less any amount paid for such stock,

PROPOSAL 2 APPROVAL OF 2025 LONG-TERM INCENTIVE PLAN

and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award in accordance with Section 83(b) of the Internal Revenue Code (the “Code”), he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time.

Restricted Stock Units. A participant will generally not be taxed upon the grant of an award of RSUs. The participant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares vest and are transferred to the participant under the RSUs (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Other Stock-Based Awards. A participant will generally not recognize income upon the grant of any other stock-based award. Generally, at the time a participant receives payment under any other stock-based award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received.

Section 280G. Sections 280G and 4999 of the Code provide that executive officers and directors, stockholders who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A. Section 409A of the Code imposes excise taxes and may result in early income inclusion for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure awards under the 2025 Plan so that such awards either conform with the requirements of, or qualify for an exemption under, Section 409A. However, neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any additional tax or penalty on any participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any participant for such tax or penalty.

2025 Plan Benefits

No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2025 Plan. Information on equity awards recently granted under the 2015 Plan to each of our Named Executive Officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards.” Information on equity awards recently granted under the 2015 Plan to each of our non-employee directors is provided under the heading “Director Compensation.”

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of August 31, 2024 (there were no equity compensation plans not approved by security holders as of August 31, 2024):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders(1)(2)	236,437	$117.44		152,646

Total	236,437	$117.44		152,646

(1)

Plans approved by stockholders include the Company’s 2010 and 2015 Long-Term Incentive Plans. While certain share-based awards remain outstanding under the Company’s 2010 Long-Term Incentive Plan, no future equity compensation awards may be granted under such plan.

(2)

Column (a) includes (i) 46,422 shares that could be issued under PSUs outstanding at August 31, 2024, and (ii) 47,839 shares that could be issued under RSUs outstanding at August 31, 2024. The PSUs are earned and common stock issued if certain predetermined performance criteria are met. Actual shares issued may be equal to, less than or greater than (but not more than 200 percent of) the number of outstanding PSUs included in column (a), depending on actual performance. The RSUs vest and are payable in common stock after the expiration of the time periods set forth in the related agreements. Column (b) does not take these PSU and RSU awards into account because they do not have an exercise price.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2025. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2025 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2025.

Representatives of KPMG LLP are expected to be present at the virtual Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders present virtually at the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG LLP for each of the last two fiscal years:

Category of Fee	Fiscal 2024	Fiscal 2023

Audit Fees(1)	$1,498,725	$1,512,136

Audit-Related Fees(2)	8,038	8,000

Tax Fees

All Other Fees(3)	1,780	1,700

Total Fees	$1,508,543	$1,521,836

(1)	Audit fees consist of the audit of the Company’s fiscal 2024 and fiscal 2023 annual financial statements and review of the Company’s quarterly financial statements during fiscal 2024 and fiscal 2023.

(2)	Audit-related fees were for review of agreed-upon procedures relating to certain environmental matters in fiscal 2024 and fiscal 2023.

(3)	All other fees represent the amount paid by the Company for access to an online accounting research portal.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2024 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 4 Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Act added Section 14A to the Exchange Act, which requires, among other things, that companies with publicly-traded securities, such as Lindsay Corporation, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s Fiscal 2025 Annual Meeting of Stockholders, including the sections thereof entitled ‘Executive Compensation’ and ‘Compensation Discussion and Analysis’.”

As described in the Compensation Discussion and Analysis section, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and the Human Resources and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and the Human Resources and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and the Human Resources and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and the Human Resources and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s Fiscal 2024 Annual Meeting of Stockholders with a vote of approximately 95% of the votes cast on the proposal. The Human Resources and Compensation Committee believes the results of the Fiscal 2024 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Human Resources and Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Submission of Stockholder Proposals

Only stockholders of record as of the Record Date are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than September 11, 2024 and no later than October 11, 2024 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely.

Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (w) a brief description of the business desired to be brought before the Annual Meeting and a brief description of the reasons for conducting such business at the Annual Meeting, (x) the text of the proposed business (including the text of any resolutions proposed for consideration), (y) any material interest of any Proposing Person (as defined below) in the proposed business, and (z) any other information relating to the proposed business that is required to be disclosed under applicable law; and (ii) as to such stockholder and any other Proposing Person (o) any information relating to each Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A under the Exchange Act), (p) the name and address of such Proposing Person, (q) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person and any derivative instrument and by any other stockholders known by such Proposing Person to be supporting such business, (r) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Proposing Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes or to increase or decrease the voting power of, such Proposing Person with respect to any securities of the Company, (s) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person or nominee has a right to vote any shares of any security of the Company, (t) any rights to dividends on the shares of the Company beneficially owned by the Proposing Person that are separated or separable from the underlying shares of the Company, (u) any performance-related fees (other than asset-based fees) that the Proposing Person is entitled to, based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, if any, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing in the same household, (v) any material interest of the Proposing Person in such business, (w) a statement whether such Proposing Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal, (x) a statement whether such Proposing Person intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”). In addition, to be in proper written form, the Required Information set forth in the Proposing Person’s notice to the Secretary of the Company must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii)(q) through (ii)(u) above as of the record date for notice of the meeting.

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(h) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-Laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period.

SUBMISSION OF STOCKHOLDER PROPOSALS

Such nominations must set forth the Required Information above with respect to the Proposing Person, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of all direct and indirect compensation arrangements and any other contract, arrangement or understanding during the past three years, and any other material relationships, between or among such Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and such proposed nominee were a director or executive officer of such registrant or nominees.

Such nominations shall also set forth as to each person whom such stockholder proposes to nominate for election or re-election as a director, (n) the name and address of such person, (o) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such person and any derivative instrument, (p) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes or to increase or decrease the voting power of, such person with respect to any securities of the Company, (q) any proxy, contract, arrangement, understanding or relationship pursuant to which the person has a right to vote any shares of any security of the Company, (r) any rights to dividends on the shares of the Company beneficially owned by the person that are separated or separable from the underlying shares of the Company, (s) any performance-related fees (other than asset-based fees) that the person is entitled to, based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, if any, including without limitation any such interests held by members of such person’s immediate family sharing in the same household, (t) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any person, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, (u) a brief description of all direct and indirect compensation arrangements and any other contract, arrangement or understanding during the past three years, and any other material relationships, between or among each such person, and his or her respective affiliates and associates, or others acting in concert therewith, on the one hand, and the Proposing Person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if such proposed nominee were a director or executive officer of such registrant or nominees and if the Proposing Person were the “registrant” for purposes of such rule, (v) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A under the Exchange Act), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (w) a written statement executed by each proposed nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, (x) a fully completed Director’s Questionnaire on the form supplied by the Company upon written request from the Proposing Person, executed by the nominee, (y) a written statement executed by each nominee acknowledging that he or she, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Company, and (z) a written representation and agreement, on the form supplied by the Company upon written request from the Proposing Person, executed by each nominee stating that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 23, 2025 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for

SUBMISSION OF STOCKHOLDER PROPOSALS

inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than September 10, 2025 and no later than October 10, 2025. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before October 11, 2024.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairperson of the Board of Directors, the Chairperson of the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available to take questions from stockholders at the virtual Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the SEC, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
November 20, 2024

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

Appendix A

Lindsay Corporation 2025 Long-Term Incentive Plan

1. Purpose. The purpose of the Lindsay Corporation 2025 Long-Term Incentive Plan (the “Plan”) is to attract and retain employees, consultants and directors for Lindsay Corporation and its affiliates and to provide such persons with incentives and rewards for superior performance.

2. Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” shall have the meaning set forth in the Award Agreement. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means the occurrence of any of the following events: (a) a dissolution or liquidation of the Company, (b) a sale of substantially all of the assets of the Company, (c) a merger or combination involving the Company after which the owners of Common Stock of the Company immediately prior to the merger or combination own less than fifty percent (50%) of the outstanding shares of common stock of the surviving corporation, (d) the acquisition of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company, whether by tender offer or otherwise, by any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (e) at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was so approved (the “Incumbent Board”), cease for any reason to constitute a majority of members of the Board; provided that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be a member of the Incumbent Board. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

“Clawback Policy” has the meaning set forth in Section 16.2 hereof.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Human Resources and Compensation Committee appointed by the Board from among its members in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the common stock, $1.00 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Lindsay Corporation, a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units” or “(DSUs)” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee and in accordance with Applicable Laws. The Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.13.

“Effective Date” shall mean the date that the Company’s shareholders approve this Plan.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the fair market value of the Common Stock as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Common Stock reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.

“Good Reason” shall have the meaning set forth in the Award Agreement

“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Lindsay Corporation 2025 Long-Term Incentive Plan, as amended and/or amended and restated from time to time.

“Predecessor Plans” has the meaning set forth in Section 4.1.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3. Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a) to construe and interpret the Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e) to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f) from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;

(g) to determine the number of shares of Common Stock to be made subject to each Award;

(h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

(j) to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3 Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4 Committee Composition. It is intended that the Committee will consist solely of persons who, at the time of their appointment, each qualified as a Non-Employee Director. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

4. Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 13, no more than 475,000 shares of Common Stock, plus (i) the number of shares of Common Stock then still available under the Lindsay Corporation 2015 Long-Term Incentive Plan (the “2015 Plan”) as of the Effective Date, and (ii) the number of shares of Common Stock underlying any award granted under the 2015 Plan and the Lindsay Corporation 2010 Long-Term Incentive Plan (together, the “Predecessor Plans”) that expires, terminates or is canceled or forfeited under the terms of the applicable Predecessor Plan on or after the Effective Date, shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2 Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3 Subject to adjustment in accordance with Section 13, no more than 475,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4 The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of $750,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board or a non-executive lead Director, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.5 Any shares of Common Stock subject to an Award under the Plan or any Predecessor Plan that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan, including any shares of Common Stock delivered or withheld by the Company to satisfy any tax withholding obligation associated with an Award other than an Option or Stock Appreciation Right. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares withheld by the Company or tendered by the Participant in payment of the exercise price or tax withholding obligation of an Option or Stock Appreciation Right granted under the Plan, (b) shares covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Award, or (c) shares purchased by the Company on the open market with the proceeds from the exercise of an Option granted under the Plan.

4.6 Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO Limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit.

5. Eligibility.

5.1 General. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

5.2 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

5.3 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3 Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4 Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6 Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable upon written approval by the Committee to the extent provided in the Award

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may not transfer a Non-qualified Stock Option to a third party for value.

6.7 Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8 Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1 Grant Requirements for Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2 Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3 Vesting. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.4 Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.5 Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6 Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8. Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.1 Restricted Stock and Restricted Stock Units.

(a) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock. Notwithstanding the foregoing, a Participant shall have no right to receive dividends or be credited with an amount equal to the cash and stock dividends paid by the Company in respect to the Common Stock underlying the Award (“Dividend Equivalents”) until the Restricted Stock has vested.

(b) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). Notwithstanding the foregoing, a Participant shall have no right to receive dividends or Dividend Equivalents until the Restricted Stock Units have vested.

8.2 Restrictions.

(a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b) Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3 Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

8.4 Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.5 Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9. Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10. Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

11. Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

12. Miscellaneous.

12.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

12.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 13 hereof. Subject to Section 8.1, Dividend Equivalent Rights may be provided in connection with an Award of Restricted Stock or Restricted Stock Units under the Plan; provided however, dividend equivalent rights may not be granted in connection with an Option or Stock Appreciation Right granted under this Plan. No Award (or portion thereof) may provide for the payment of dividends or Dividend Equivalents prior to the date on which the Award (or portion thereof) vests. With respect to any Award

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

that provides an entitlement to dividends or Dividend Equivalents, such dividends or Dividend Equivalents will be retained by the Company for the account of the Participant during the vesting period and will revert back to the Company if for any reason the Award is forfeited or reverts back to the Company prior to vesting. Upon vesting, all dividends or Dividend Equivalents retained by the Company in respect of such Award will be paid, without interest, to the Participant.

12.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

12.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

12.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

13. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

14. Effect of Change in Control.

14.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a) In the event of a Change in Control, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

(b) With respect to Performance Share Awards and Cash Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Awards in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

14.2 In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

14.3 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

15. Amendment of the Plan and Awards.

15.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

15.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

15.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

15.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.6 Repricing Prohibited. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with lower exercise price without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 13.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

16. General Provisions.

16.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

16.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.5 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

16.6 Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

16.7 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

16.8 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 13.

16.9 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

16.10 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.11 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

16.12 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to comply therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.13 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.14 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.14, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16.15 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

16.16 Expenses. The costs of administering the Plan shall be paid by the Company.

16.17 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.18 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.19 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17. Effective Date of Plan. The Plan shall become effective as of the Effective Date.

APPENDIX A – LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN

18. Termination or Suspension of the Plan. The Plan shall terminate automatically on the tenth anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19. Choice of Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the Delaware General Corporation Law, except to the extent governed by applicable federal law.

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LINDSAY CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of directors for term to expire at the Fiscal 2028 Annual Meeting of Stockholders:	☐	☐	☐
Nominees: 01) Pablo Di Si 02) Mary A. Lindsey 03) Consuelo E. Madere
					For	Against	Abstain

2. Approval of Lindsay Corporation 2025 Long-Term Incentive Plan.					☐	☐	☐

3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2025.					☐	☐	☐

4. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.					☐	☐	☐

5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on October 11, 2024.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, January 8, 2025

8:30 a.m. CST

www.virtualshareholdermeeting.com/LNN2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

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V59325-P20325

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 8, 2025 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Brian L. Ketcham and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast at www.virtualshareholdermeeting.com/LNN2025, on Wednesday, January 8, 2025, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. Should the undersigned want to vote at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by attending the meeting with their control number. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2024 Annual Report to Stockholders prior to the signing of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE LINDSAY CORPORATION 2025 LONG-TERM INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

Continued and to be signed on reverse side